UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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WABASH NATIONAL CORPORATION

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WABASH NATIONAL CORPORATION

1000 Sagamore Parkway South

Lafayette, Indiana 47905

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 16, 2018

To the Stockholders of Wabash National Corporation:

The 2018 Annual Meeting of Stockholders of Wabash National Corporation will be held at the Wabash National Corporation Ehrlich Innovation Center, located at 3233 Kossuth Street, Lafayette, Indiana 47904, on Wednesday, May 16, 2018, at 10:00 a.m. local time for the following purposes:

1.       To elect eight members of the Board of Directors from the nominees named in the accompanying proxy statement;

2.       To hold an advisory vote on the compensation of our named executive officers;

3.       To ratify the appointment of Ernst & Young LLP as Wabash National Corporation’s independent registered public accounting firm for the year ending December 31, 2018;  and

4.       To consider any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof. Management is currently not aware of any other business to come before the Annual Meeting.

Each outstanding share of Wabash National Corporation (NYSE:WNC) Common Stock entitles the holder of record at the close of business on March 20, 2018, to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. Shares of our Common Stock can be voted at the Annual Meeting only if the holder is present in person or by valid proxy. Management cordially invites you to attend the Annual Meeting.

IF YOU PLAN TO ATTEND

Please note that space limitations make it necessary to limit attendance to stockholders and one guest. Registration and seating will begin at 9:00 a.m. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors

/s/ M. Kristin Glazner
M. KRISTIN GLAZNER
Vice President, Human Resources and
April 6, 2018	Legal Administration & Secretary

IMPORTANT: WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, WE URGE YOU TO VOTE YOUR SHARES AT YOUR EARLIEST CONVENIENCE. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. PROMPTLY VOTING YOUR SHARES BY SIGNING, DATING AND RETURNING THE PROXY CARD MAILED WITH YOUR NOTICE, OR BY VOTING VIA THE INTERNET OR BY TELEPHONE, WILL SAVE US THE EXPENSE AND EXTRA WORK OF ADDITIONAL SOLICITATION. AN ADDRESSED ENVELOPE FOR WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES IS ENCLOSED WITH YOUR PROXY CARD. SUBMITTING YOUR PROXY NOW WILL NOT PREVENT YOU FROM VOTING YOUR SHARES AT THE MEETING IF YOU DESIRE TO DO SO, AS YOUR PROXY IS REVOCABLE AT YOUR OPTION. YOUR VOTE IS IMPORTANT, SO PLEASE ACT TODAY.

TABLE OF CONTENTS

PROXY STATEMENT

Annual Meeting of Stockholders on May 16, 2018

WABASH NATIONAL CORPORATION

1000 Sagamore Parkway South

Lafayette, Indiana 47905

PROXY STATEMENT

Annual Meeting of Stockholders on May 16, 2018

This Proxy Statement is furnished on or about April 6, 2018 to stockholders of Wabash National Corporation (hereinafter, “we,” “us,” “Company,” “Wabash,” and “Wabash National”), 1000 Sagamore Parkway South, Lafayette, Indiana 47905, in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Stockholders to be held at the Wabash National Corporation Ehrlich Innovation Center, located at 3233 Kossuth Street, Lafayette, Indiana 47904, on Wednesday, May 16, 2018 at 10:00 a.m. local time, (the “Annual Meeting”) and at any adjournments or postponements of the Annual Meeting.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Page references are supplied to help you find further information in this Proxy Statement.

Annual Meeting of Stockholders

Date and Time:	10:00 a.m. on Wednesday, May 16, 2018, Eastern Daylight Time

Location:	Wabash National Corporation Ehrlich Innovation Center 3233 Kossuth Street, Lafayette, Indiana 47904
Record Date:	March 20, 2018
Voting:	Stockholders as of the record date are entitled to vote. Each share of Common Stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Voting Matters and Vote Recommendation (page 5)

The following table summarizes the proposals to be considered at the Annual Meeting and the Board’s voting recommendation with respect to each proposal.

Proposals	Board Vote Recommendation	Page
Election of Directors	FOR EACH NOMINEE	7
Advisory Vote on the Compensation of Our Named Executive Officers (“Say on Pay”)	FOR	71
Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	74

Board Nominees (page 7)

The following table provides summary information about each director nominee, as of the Record Date.

Name	Age	Director Since	Occupation	Independent	Other Public Boards
Richard J. Giromini	64	December 2005	Chief Executive Officer, Wabash National Corporation	No	No
Dr. Martin C. Jischke	76	January 2002	Retired Chairman of the Board of Directors, Wabash National Corporation	Yes	No
John G. Boss	58	December 2017	President and Chief Executive Officer, Momentive Performance Materials Inc. and MPM Holdings Inc.	Yes	Yes
John E. Kunz	53	March 2011	Senior Vice President and Chief Financial Officer, U.S. Concrete, Inc.	Yes	No
Larry J. Magee	63	January 2005	Interim CEO, Magnolia Group LLC	Yes	No
Ann D. Murtlow	57	February 2013	President and Chief Executive Officer, United Way of Central Indiana	Yes	Yes
Scott K. Sorensen	56	March 2005	Chief Executive Officer, Sorenson Holdings and Sorenson Communications	Yes	No
Brent L. Yeagy	47	October 2016	President and Chief Operating Officer, Wabash National Corporation	No	No

Named Executive Officer Compensation (Say on Pay) (page 71)

We are asking stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers. The primary objectives and philosophy of our compensation programs are to (i) drive executive behaviors that maximize long-term stockholder value creation, (ii) attract and retain talented executive officers with the skills necessary to successfully manage and grow our business, and (iii) align the interests of our executive officers with those of our stockholders by rewarding them for strong Company performance. In 2017:

•	Coming off of exceptional 2016 performance, our CEO received a modest base salary increase of 2.9%, and approximately 80% of his target total compensation was performance-based.

•	Approximately 60% of our CEO’s total compensation was targeted to be delivered in the form of restricted stock units and performance stock units, with a goal of driving sustainable stockholder value.

•	As performance exceeded threshold but was under the target for return on invested capital and operating income metrics, our CEO received a payout of 79% under our Short-Term Incentive plan.

Independent Registered Public Accounting Firm (page 74)

We ask that our stockholders ratify the selection of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2018.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 16, 2018.

Our Annual Report and this Proxy Statement are available at www.proxyvote.com. To access our Annual Report and Proxy Statement, enter the control number referenced on your proxy card.

ABOUT THE ANNUAL MEETING

What is the Purpose of the Annual Meeting?

At the Annual Meeting, our management will report on our performance during 2017 and respond to questions from our stockholders. In addition, stockholders will act upon the matters outlined in the accompanying Notice of Annual Meeting of Stockholders, which include the following three proposals:

Proposal 1	To elect eight members of the Board of Directors.

Proposal 2	To hold an advisory vote on the compensation of our named executive officers.

Proposal 3	To ratify the appointment of Ernst & Young LLP as Wabash National Corporation’s independent registered public accounting firm for the year ending December 31, 2018.

Stockholders will also consider any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof. Management is currently not aware of any other business to come before the Annual Meeting.

Who is Entitled to Vote?

Only stockholders of record at the close of business on March 20, 2018 (the “Record Date”) are entitled to receive notice of the Annual Meeting and to vote the shares of common stock of the Company (“Common Stock”) that they held on the Record Date at the Annual Meeting, or any postponement or adjournment of the Annual Meeting. Each share entitles its holder to cast one vote on each matter to be voted upon.

A list of stockholders of record as of the Record Date will be available for inspection during ordinary business hours at our offices located at 1000 Sagamore Parkway South, Lafayette, Indiana 47905, from May 4, 2018 to the date of our Annual Meeting. The list will also be available for inspection at the Annual Meeting.

Who can Attend the Annual Meeting?

All stockholders as of the close of business on the Record Date, or their duly appointed proxies, may attend the Annual Meeting.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), in order to attend the Annual Meeting, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the Annual Meeting. If you will hold your shares in “street name,” in order to vote in person at the Annual Meeting, you will need to contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Annual Meeting.

What Constitutes a Quorum?

The presence at the Annual Meeting, in person or by valid proxy, of the holders of a majority of the shares of our Common Stock outstanding on the Record Date will constitute a quorum, permitting us to conduct our business at the Annual Meeting. As of the Record Date, 58,037,554 shares of Common Stock were outstanding and entitled to vote at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting.

How do I Vote?

You can vote on matters to come before the Annual Meeting in the following four ways:

•	Visit the website noted on your proxy card to vote via the internet;

•	Use the telephone number on your proxy card to vote by telephone;

•	Vote by mail by completing, dating and signing the proxy card mailed with your notice and returning it in the provided postage-paid envelope. If you do so, you will authorize the individuals named on the proxy card, referred to as the proxies, to vote your shares according to your instructions. If you provide no instructions, the proxies will vote your shares according to the recommendation of the Board of Directors or, if no recommendation is given, in their own discretion; or,

•	Attend the Annual Meeting and cast your vote in person.

What if I Vote and Then Change my Mind?

You may revoke your proxy at any time before it is exercised by:

•	Providing written notice of revocation to the Corporate Secretary, Wabash National Corporation, 1000 Sagamore Parkway South, Lafayette, Indiana 47905;

•	Voting again, on a later date, via the internet or by telephone (only your latest internet or telephone proxy submitted prior to the Annual Meeting will be counted);

•	Submitting another duly executed proxy bearing a later date; or

•	Attending the Annual Meeting and casting your vote in person.

Your last vote will be the vote that is counted.

What are the Board’s Recommendations?

The Board recommends that you vote FOR election of each of the director nominees (p. 8), FOR the approval of the compensation of our named executive officers (p. 71), and FOR ratification of the appointment of our auditors (p. 74). Unless you give other instructions, the persons named as proxy holders on the proxy card will vote in accordance with the Board’s recommendation. With respect to any other matter that properly comes before the meeting, the proxy holders will vote in their own discretion.

What Vote is Required for Each Proposal?

The following table summarizes the vote threshold required for approval of each proposal and the effect of abstentions, uninstructed shares held by banks or brokers, and unmarked, signed proxy cards. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may elect to exercise voting discretion with respect to the appointment of our auditors. Under New York Stock Exchange (“NYSE”) Rules, this proposal is considered a “discretionary” item, meaning that brokerage firms that have forwarded this Proxy Statement to clients 25 days or more before the Annual Meeting may vote in their discretion for this item on behalf of clients who have not furnished voting instructions at least 15 days before the date of the Annual Meeting and brokerage firms that have forwarded this Proxy Statement to clients less than 25 days before the Annual Meeting may vote in their discretion for this item on behalf of clients who have not furnished voting instructions at least 10 days before the date of the Annual Meeting. If you do not give your broker or nominee specific instructions, your broker or nominee may elect not to exercise its discretion on the ratification of the appointment of our auditors, in which case your shares will not be voted on this matter.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not exercise discretion to vote your shares with respect to the election of directors and the advisory vote on executive compensation. Shares for which the broker does not exercise its discretion or for which it has no discretion and for which it has received no instructions, so-called broker “non-votes,” will not be counted in determining the number of shares necessary for approval of such matters; however, those shares will be counted in determining whether there is a quorum.

On all proposals, if you sign and return a proxy or voting instruction card, but do not mark how your shares are to be voted, they will be voted as the Board recommends.

Proposal Number	Item	Vote Required for Approval of Each Item	Abstentions	Uninstructed Shares	Unmarked Proxy Cards
1	Election of Directors	Majority of votes cast	No effect	Not voted	Voted "for"
2	Advisory vote on executive compensation	Majority of shares present and entitled to vote	Same effect as "against"	Not voted	Voted "for"
3	Ratification of Appointment of Independent Auditor	Majority of shares present and entitled to vote	Same effect as "against"	Discretionary vote	Voted "for"

Who will Bear the Costs of this Proxy Solicitation?

We will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding Common Stock. We may solicit proxies by mail, personal interview, telephone or via the Internet through our officers, directors and other management associates, who will receive no additional compensation for their services. In addition, we have retained Laurel Hill Advisory Group, LLC to assist with proxy solicitation. For their services, we will pay a fee of $6,000 plus out-of-pocket expenses.

PROPOSAL 1
Election of Directors

Our Bylaws provide that our Board of Directors, or the Board, shall be comprised of not less than three, nor more than twelve, directors with the exact number to be fixed by resolution of the Board. The Board has fixed the authorized number of directors at eight directors.

At the Annual Meeting, eight directors are to be elected, each of whom shall serve for a term of one year or until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Proxies representing shares held on the Record Date that are returned duly executed will be voted, unless otherwise specified, in favor of the eight nominees for the Board named below. In accordance with our Bylaws, each nominee, as a condition to nomination, has submitted to the Nominating and Corporate Governance Committee an irrevocable resignation from the Board that is effective only in the event a nominee does not receive the required vote of our stockholders to be elected to the Board and the Board accepts the nominee’s resignation. Each of the nominees has consented to be named in this Proxy Statement and to serve on the Board if elected. It is not anticipated that any nominee will become unable or unwilling to accept nomination or election, but, if that should occur, the persons named in the proxy intend to vote for the election in his or her stead, such other person as the Nominating and Corporate Governance Committee may recommend to the Board.

Corporate Governance Matters

Our Board has adopted Corporate Governance Guidelines (the “Guidelines”). Our Board has also adopted a Code of Business Conduct and Ethics and a Code of Business Conduct and Ethics for the Chief Executive Officer and Senior Financial Officers (the “Codes”).

The Guidelines set forth a framework within which the Board oversees and directs the affairs of Wabash National. The Guidelines cover, among other things, the composition and functions of the Board, director independence, director stock ownership, management succession and review, Board committees, the selection of new directors, and director responsibilities and duties.

The Codes cover, among other things, compliance with laws, rules and regulations (including insider trading), conflicts of interest, corporate opportunities, confidentiality, protection and use of company assets, and the reporting process for any illegal or unethical conduct. The Code of Business Conduct and Ethics applies to all of our directors, officers, and associates, including our Chief Executive Officer and Chief Financial Officer. The Code of Business Conduct and Ethics for the Chief Executive Officer and Senior Financial Officers includes provisions that are specifically applicable to our Chief Executive Officer, Chief Financial Officer and senior financial executives.

Any amendment to or waiver from a provision of the Codes for a director or executive officer (including for our Chief Executive Officer, or CEO, and Chief Financial Officer, or CFO) will be promptly disclosed and posted on our website as required by law or the listing standards of the NYSE.

The Guidelines and the Codes are available on the Investor Relations/Corporate Governance page of our website at www.wabashnational.com and are available in print without charge by writing to: Wabash National Corporation, Attention: Corporate Secretary, 1000 Sagamore Parkway South, Lafayette, Indiana 47905.

Related Persons Transactions Policy

Our Board has adopted a written Related Persons Transactions Policy. The Related Persons Transactions Policy sets forth our policy and procedures for review, approval and monitoring of transactions in which the Company and “related persons” are participants. Related persons include directors, nominees for director, officers, stockholders owning 5% or greater of our outstanding stock, and any immediate family members of the aforementioned. The Related Persons Transactions Policy is administered by a committee designated by the Board, which is currently the Audit Committee.

The Related Persons Transactions Policy covers any related person transaction that meets the minimum threshold for disclosure in our annual meeting proxy statement under the relevant Securities and Exchange Commission (the “SEC”) rules. Currently, pursuant to the policy, transactions involving amounts exceeding $120,000, in which a related person has a direct or indirect material interest, must be approved, ratified, rejected or referred to the Board by the Audit Committee. The policy provides that as a general rule all related person transactions should be on terms reasonably comparable to those that could be obtained by the Company in arm’s length dealings with an unrelated third party. However, the policy takes into account that in certain cases it may be impractical or unnecessary to make such a comparison. In such cases, the transaction may be approved in accordance with the provisions of the Delaware General Corporation Law. When evaluating potential related person transactions, the Audit Committee considers all reasonably available facts and circumstances and approves only the related person transactions determined in good faith to be in compliance with, or not inconsistent with, our Code of Business Conduct and Ethics, and the best interests of our stockholders.

The Related Persons Transaction Policy provides that management, or the affected director or officer will bring any potentially relevant transaction to the attention of the Audit Committee. Additionally, each year, our directors and executive officers complete annual questionnaires designed to elicit information about potential related person transactions, and the directors and officers must promptly advise the Corporate Secretary if there are any changes to the information previously provided. If a director is involved in the transaction, he or she will be recused from all discussions and decisions with regard to the transaction, to the extent practicable. The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable. All related person transactions will be disclosed to the full Board, and will be included in the Company’s proxy statement and other appropriate filings as required by the rules and regulations of the SEC and the NYSE. During 2017, there were no required disclosures arising from such relationships.

Director Independence

Under the rules of the NYSE, the Board must affirmatively determine that a director has no material relationship with the Company for the director to be considered independent. Our Board of Directors undertook its annual review of director independence in February 2018. The purpose of the review was to determine whether any relationship or transaction existed that was inconsistent with a determination that the director or director nominee is independent. The Board considered transactions and relationships between each director and director nominee, and any member of his or her immediate family, and Wabash and its subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between directors or director nominees or any member of their immediate families (or any entity of which a director or director nominee or an immediate family member is an executive officer, general partner or significant equity holder) and members of our senior management or their affiliates. As a result of this review, the Board of Directors affirmatively determined that all of the directors nominated for election at the Annual Meeting are independent of Wabash National and its management within the meaning of the rules of NYSE, with the exception of Richard J. Giromini, our CEO, and Brent L. Yeagy, our President.

On May 24, 2007, Dr. Martin Jischke assumed the position of Chairman of the Board. Among his other responsibilities, our Chairman of the Board presides at the executive sessions of our independent and non-management directors and facilitates communication between our independent directors and management.

Qualifications and Nomination of Director Candidates

To be considered by the Nominating and Corporate Governance Committee, a director nominee must meet the following minimum criteria:

•	Has the highest personal and professional integrity;

•	Has a record of exceptional ability and judgment;

•	Possesses skills and knowledge useful to our oversight;

•	Is able and willing to devote the required amount of time to our affairs, including attendance at Board and committee meetings;

•	Has the interest, capacity and willingness, in conjunction with the other members of the Board, to serve the long-term interests of the Company and its stockholders;

•	May be required to be an “audit committee financial expert” as defined in Item 407 of Regulation S-K; and

•	Is free of any personal or professional relationships that would adversely affect his or her ability to serve our best interests and those of our stockholders.

Pursuant to the Guidelines, the Nominating and Corporate Governance Committee also reviews, among other things, expertise, skills, knowledge, and experience. In reviewing these items, the Board may consider the diversity of director candidates, including diversity of expertise, geography, gender, and ethnicity. We seek independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The goal in reviewing these characteristics for individual director candidates is that they, when taken together with those of other Board members, will lead to a Board that is effective, collegial, and responsive to the needs of the Company and its stockholders.

Information on Directors Standing for Election

The biographies of each of the nominees below contains information regarding the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director for the Company. The name, age (as of the Record Date), business experience, and public company directorships of each nominee for director, during at least the last five years, are set forth in the table below. For additional information concerning the nominees for director, including stock ownership and compensation, see “Director Compensation” and “Beneficial Ownership of Common Stock,” which follow:

NAME	AGE	OCCUPATION, BUSINESS EXPERIENCE & DIRECTORSHIPS	SINCE

Richard J. Giromini	64

Mr. Giromini has served as our Chief Executive Officer since January 2007, while also serving as our President until October 2016.  On December 14, 2017, Mr. Giromini notified the Company that he would step down from his position as CEO on June 1, 2018. Mr. Giromini is expected to then continue his employment with the Company as Executive Advisor through June 1, 2019 to assist in the leadership transition. On June 1, 2019, Mr. Giromini will retire from the Company, and he will not stand for reelection to the Board at the 2019 Annual Meeting. Previously, Mr. Giromini served as our Executive Vice President and Chief Operating Officer from February 2005 until December 2005, when he was appointed President and a Director of the Company.  Mr. Giromini joined the Company in July 2002, as Senior Vice President - Chief Operating Officer.  Earlier experience includes 26 years in the transportation industry, having begun his career with General Motors Corporation (1976 – 1985), serving in a variety of positions of increasing responsibility within the Tier 1 automotive sector, most recently with Accuride Corporation (Senior Vice President and General Manager), AKW LP (President and CEO), and ITT Automotive (Director of Manufacturing).  Mr. Giromini holds a Master of Science degree in Industrial Management and a Bachelor of Science degree in Mechanical and Industrial Engineering, both from Clarkson University.  He is also a graduate of the Advanced Management Program at the Duke University Fuqua School of Management.

The sales, operations and strategic leadership experience reflected in Mr. Giromini’s summary, as well as his performance as our Chief Executive Officer, his participation on our Board, and his prior experience as a board member for another public company, supported the Board’s conclusion that he should again be nominated as a director.

			December 2005

Dr. Martin C. Jischke	76

Dr. Jischke served as President of Purdue University, West Lafayette, Indiana, from August 2000 until his retirement in July 2007. Dr. Jischke became Chairman of our Board of Directors at the 2007 Annual Meeting. Dr. Jischke also serves on the Board of Trustees of the Illinois Institute of Technology. Dr. Jischke previously served as a director of Duke Realty Corporation from 2004-2016 and served as a director of Vectren Corporation from 2007-2017, and Dr. Jischke has served in leadership positions, including as President, of four major research universities in the United States, in which he was charged with the strategic and financial leadership of each organization. He was also previously appointed as a Special Assistant to the United States Secretary of Transportation.

The financial and strategic leadership experience reflected in Dr. Jischke’s summary, the diversity of thought provided by his academic background, his prior service on the boards of other large public companies and his performance as Chairman of our Board, supported the Board’s conclusion that he should again be nominated as a director.

			January 2002

John G. Boss	58

Mr. Boss has been the Chief Executive Officer and President of Momentive Performance Materials Inc. (“MPM”), MPM Holdings Inc. and Momentive Specialty Chemicals Holdings LLC, which produce silicones, silicone derivatives and functional silanes and manufacture and develop products derived from quartz and specialty ceramics, since December 2014, after serving in an interim capacity since October 2014. Mr. Boss has also served as a director of MPM Holdings, Inc. since October 2014. Mr. Boss served as the President of Silicones & Quartz Division at MPM since joining in March 2014 to December 2014 and served as its Executive Vice President since March 2014. In April 2014, shortly after Mr. Boss joined the company, MPM filed voluntary petitions for reorganization relief pursuant to Chapter 11 of the United States Bankruptcy Code. Mr. Boss’ career spans more than 30 years in the specialty chemicals and materials industry, including various leadership positions with Honeywell International, a producer of a variety of commercial and consumer products, engineering services and aerospace systems, from 2003 through 2014, including Vice President and General Manager of Specialty Products, Vice President and General Manager of Specialty Chemicals, President of Honeywell Safety Products at Honeywell International and Vice President and General Manager of Honeywell Specialty Chemicals at Honeywell Specialty Materials, LLC. Prior to joining Honeywell, Mr. Boss held positions of increasing responsibility at Great Lakes Chemical Corporation and Ashland Corporation (formerly International Specialty Products). Mr. Boss has a Master of Business Administration degree in Marketing from Rutgers Graduate School of Management in 1996 and a Bachelor's Degree in Mechanical Engineering from West Virginia University in 1981.

As reflected in his summary, Mr. Boss’ service in various leadership positions at other public companies, particularly, his current service as a sitting chief executive officer at another public company and concomitant understanding of the day-to-day complexities and challenges of running such an organization, support our Board’s conclusion that he should be nominated for service as a director.

			December 2017

John E. Kunz	53	Mr. Kunz has been the Senior Vice President and Chief Financial Officer for U.S. Concrete, Inc., a concrete and aggregate products producer serving the construction and building materials industries, since October 2017. Prior to his current position, Mr. Kunz served as Vice President and Controller of Tenneco Inc., a global manufacturer of automotive emission control and ride control systems. In this role, which he held from March 2015 to September 2017, Mr. Kunz served as the company's principal accounting officer with responsibility for the company’s corporate accounting and financial reporting globally. Prior to that, Mr. Kunz served as Tenneco’s Vice President, Treasurer and Tax, a position he held since July 2006, preceded by his position as Tenneco’s Vice President and Treasurer, which he held from February 2004 until July 2006. Prior to his employment with Tenneco, Mr. Kunz was the Vice President and Treasurer of Great Lakes Chemical Corporation, a position he held from August 2001 until February 2004, after holding several finance positions of increasing responsibility at Great Lakes, beginning in 1999. Mr. Kunz holds a Master of Management in finance from the Kellogg School of Management at Northwestern University, along with an undergraduate degree in accounting from the University of Notre Dame.	March 2011

		As reflected in his summary, Mr. Kunz’s financial expertise, his experience managing the financial aspects of cyclical manufacturers in the transportation, chemical and steel sectors, as well as his expertise in managing financing and equity transactions, and his participation on our Board all supported the Board’s conclusion that he should again be nominated as a director.

Larry J. Magee	63

Since April of 2017, Mr. Magee has served as Interim CEO of Magnolia Group, LLC, a registered investment advisory firm. Mr. Magee was the President and CEO of Heartland Automotive Services, Inc., the largest operator of quick lube retail service centers, operating over 540 Jiffy Lube locations in North America. He held this position from April 2015 until his retirement in October 2016. Mr. Magee remains on the Board of Directors of Heartland Automotive. Prior to assuming the role of President and CEO of Heartland Automotive, Mr. Magee was the President, Consumer Tire U.S. & Canada, for Bridgestone Americas Tire Operations, LLC, a tire and rubber manufacturing company, a position he held from January 2011 until his retirement from Bridgestone in September 2013. He also served as Chairman of BFS Retail & Commercial Operations, LLC and Bridgestone of Canada, Inc. From December 2001 until January 2011, he served as Chairman, Chief Executive Officer and President of BFS Retail & Commercial Operations, LLC. Prior to December 2001, Mr. Magee served as President of Bridgestone/Firestone Retail Division, beginning in 1998. Mr. Magee has over 38 years combined experience in sales, marketing, and operational management, and held positions of increasing responsibility within the Bridgestone/Firestone family of companies during his 38-year tenure with Bridgestone/Firestone.

The retail leadership expertise reflected in Mr. Magee’s summary, including his performance as the chief executive officer and as a board member for divisions of another company, as well as his participation on our Board, supported the Board’s conclusion that he should again be nominated as a director.

			January 2005

Ann D. Murtlow	57

Mrs. Murtlow is the President and Chief Executive Officer of United Way of Central Indiana, an organization that promotes education, financial stability, health and basic needs for Central Indiana, a position she has held since April 1, 2013. Prior to assuming this role, beginning in 2011, she was the principal in a consulting firm, AM Consulting LLC, which provided global energy and utility mergers and acquisition advisory services. From 2002 to 2011, Mrs. Murtlow was an AES Corporation executive, where she was one of the few female CEOs in the electric utility industry, holding the role of President and Chief Executive Officer at Indianapolis Power & Light Company. Mrs. Murtlow also currently serves as a Director of First Internet Bancorp and its subsidiary First Internet Bank, and Great Plains Energy and its subsidiaries Kansas City Power & Light Company and KCP&L Greater Missouri Operations.

The financial and strategic leadership experience reflected in Mrs. Murtlow’s summary, her service on the boards of other public and private companies, and her participation on our Board supported the Board’s decision that she should again be nominated as a director.

			February 2013

Scott K. Sorensen	56

Mr. Sorensen is the Chief Executive Officer and a member of the Board of Directors of Sorenson Holdings and its subsidiary Sorenson Communications, a provider of communication services and products. Mr. Sorensen held the position of Chief Financial Officer of Sorenson Communications from August 2007 to March 2016. Previously, Mr. Sorensen was the Chief Financial Officer of Headwaters, Inc. from October 2005 to August 2007. Prior to joining Headwaters, Mr. Sorensen was the Vice President and Chief Financial Officer of Hillenbrand Industries, Inc., a manufacturer and provider of products and services for the health care and funeral services industries, from March 2001 until October 2005.

Mr. Sorensen’s financial expertise and experience in corporate finance, combined with his experience in manufacturing and technology, as reflected in his summary, and his participation on our Board, supported the Board’s conclusion that he should again be nominated as a director.

		March 2005

Brent L. Yeagy	47

Mr. Yeagy has served as President and Chief Operating Officer, and as a Director of the Company, since October 2016. On December 15, 2017, it was announced that Mr. Yeagy would be our next CEO, a position he will assume on June 2, 2018. He had been Senior Vice President – Group President of Commercial Trailer Products Group from June 2013 to October 2016. Previously, he served as Vice President and General Manager for the Commercial Trailer Products Group from 2010 to 2013. Mr. Yeagy has held numerous operations related roles since joining Wabash National in February 2003. Prior to joining the Company, Mr. Yeagy held various roles within Human Resources, Environmental Engineering and Safety Management for Delco Remy International from 1999 through February 2003, and various Plant Engineering roles at Rexnord Corporation from 1995 through 1999. Mr. Yeagy is a veteran of the United States Navy, serving from 1991 to 1994. He received his Masters of Business Administration from Anderson University and his Master and Bachelor degrees in Science from Purdue University. He is also a graduate of the University of Michigan, Ross School of Business Program in Executive Management and the Stanford Executive Program.

Mr. Yeagy’s more than 25 years of experience in executive leadership, beginning with his career in the United States Navy, and his strong background in managing many facets of operations in a manufacturing company, as reflected in his summary, and his expected assumption of the role of CEO, supported the Board’s conclusion that he should be nominated as a director.

		October 2016

Board Recommendation

The Board of Directors UNANIMOUSLY recommends a vote “FOR” the election of each of the director nominees listed above.

Meetings of the Board of Directors, its Leadership Structure and its Committees

Information concerning the Board and the three standing committees maintained by the Board is set forth below. Board committees currently consist only of directors who are not employees of the Company and whom the Board has determined are “independent” within the meaning of the listing standards of the NYSE.

During 2017, our Board held six meetings. In 2017, all of the directors listed herein attended 75% or more of the total meetings of the Board and of the committees on which they serve. Our Board strongly encourages all of our directors to attend our Annual Meeting. In 2017, all of our directors attended the Annual Meeting.

The Guidelines provide that the independent members of the Board may select the Chairman of the Board and the Company’s Chief Executive Officer in the manner they consider in the best interests of the Company. The Chairman of the Board and Chief Executive Officer positions are held by separate persons, and the Board believes that this is appropriate given the differences between the two roles in our current management structure. Our Chief Executive Officer, among other duties, is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board, among his other responsibilities, presides at the executive sessions of our independent and non-management directors and facilitates communication between our independent directors and management. The Board does not have a formal policy on whether the roles of Board Chairman and Chief Executive Officer should be separate or combined and reserves the right to change the Board’s current leadership structure when, in its judgment, such a change is appropriate for our Company.

The Board has three standing committees: the Nominating and Corporate Governance Committee; the Compensation Committee; and the Audit Committee. All committee charters can be accessed electronically from the Investor Relations/Corporate Governance page of our website at www.wabashnational.com or by writing to us at Wabash National Corporation, Attention: Corporate Secretary, 1000 Sagamore Parkway South, Lafayette, Indiana 47905.

The following table indicates each standing committee or committees on which our directors served in 2017:

Name	Nominating and Corporate Governance Committee	Compensation Committee	Audit Committee
Richard J. Giromini
Dr. Martin C. Jischke		X	X
John G. Boss (1)	X	X
John E. Kunz	X	X(2)	X
Larry J. Magee	X(2)	X
Ann D. Murtlow	X	X
Scott K. Sorensen		X	X(2)
Brent L. Yeagy

(1) Mr. Boss joined Wabash National’s Board of Directors effective December 14, 2017.

(2) Chair.

Effective following the 2018 Annual Meeting, if all the nominees for election at the Annual Meeting are elected, the directors will continue to serve on the committees reflected in the chart above, except that Mr. Kunz will no longer serve on the Nominating and Corporate Governance Committee. Mrs. Murtlow and Messrs. Boss and Magee will comprise the Nominating and Corporate Governance Committee. The Chairs for each committee are also expected to change.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met five times during 2017. The Nominating and Corporate Governance Committee’s responsibilities include:

•	Assisting the Board by leading board member recruitment efforts, including identifying individuals or reviewing stockholder-nominated individuals qualified to become directors, recommending to the Board the director nominees for the next annual meeting of stockholders, and performing initial interviews of potential board member candidates;

•	Developing and recommending to the Board a set of corporate governance principles applicable to the Company;

•	Leading the Board in its annual review of the Board’s performance; and

•	Recommending to the Board director nominees for each Board committee.

As part of the Nominating and Corporate Governance Committee’s annual review of the Board’s performance, and its process for recommending director nominees for the next annual meeting of stockholders, it regularly considers each member’s attendance and overall contributions to the Board, the diversity of the Board’s composition (including diversity of expertise, geography, age, gender, and ethnicity), and the willingness of a member to represent and serve the long-term interests of our stockholders. And, as required by the Guidelines, once any Board member reaches the age of 72, the Nominating and Corporate Governance Committee annually considers the member’s continuation on the Board, and recommends to the Board whether, in light of all the circumstances, the Board should request that such member continue to serve on or retire from the Board. Pursuant to the Guidelines, in 2017, the Nominating and Corporate Governance Committee considered the continued membership of Dr. Jischke and determined, in light of his leadership of and overall contributions to the Board, he should continue as a member of the Board for at least another year.

Compensation Committee

The Compensation Committee met five times during 2017. The Compensation Committee’s responsibilities include:

•	Considering, recommending, administering and implementing our incentive compensation plans and equity-based plans;

•	Annually reviewing and recommending to the Board the forms and amounts of director compensation; and

•	Annually reviewing and approving the corporate goals and objectives relevant to the CEO’s and other executive officers’ compensation, evaluating their performance in light of those goals and objectives, and setting compensation levels based on the evaluations.

The Compensation Committee is responsible for determining our compensation policies for executive officers and for the administration of our equity and incentive plans, including our 2011 and 2017 Omnibus Incentive Plans. The Compensation Committee works closely with our Senior Vice President of Human Resources in gathering the necessary market data to assess executive compensation. In addition, our CEO makes recommendations to the Compensation Committee for the other executive officers on the amount of base salary, target cash awards pursuant to our short-term incentive plan and target equity awards pursuant to our long-term incentive plan. Our CEO also discusses with and makes recommendations to the Compensation Committee regarding performance targets for our short-term and long-term incentive plans before they are established, and upon conclusion of the performance period. For a discussion of our CEO’s role and recommendations with respect to compensation decisions affecting our Named Executive Officers, see the Compensation Discussion and Analysis below. Pursuant to the Compensation Committee’s charter, the Compensation Committee may form and delegate its responsibilities to subcommittees of the Compensation Committee.

The Compensation Committee has historically engaged an independent compensation consultant, which is currently Meridian Compensation Partners LLC (“Meridian”). The Compensation Committee requested that Meridian provide competitive market assessments regarding executive officer compensation, which were used by the Compensation Committee in determining the appropriate executive compensation levels for 2017 and 2018, in line with the Company’s compensation plans, philosophies and goals.

Additionally, the Compensation Committee is responsible for assessing and setting the compensation of the Company’s non-employee directors. In February 2017 and 2018, competitive market assessments of director compensation were prepared by Meridian. The Compensation Committee reviewed these market assessments and, following the review, recommended that no changes to director compensation levels be made in 2017 or 2018 having determined that such compensation was substantially in line with peer compensation data and satisfactory in design. See the Schedule of Director Fees table on page 19.

Audit Committee

The Board has established a separately-designated standing Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Audit Committee met eight times during 2017. In addition to the Board’s determination that each member of the Audit Committee is “independent” within the meaning of the rules of the NYSE, the Board also determined that Mr. Kunz and Mr. Sorensen are “audit committee financial experts” as defined by the rules of the SEC, and that they, along with Dr. Jischke, have accounting and related financial management expertise within the meaning of the listing standards of the NYSE. The experience of Mr. Kunz and Mr. Sorensen relevant to such determination is described above under “Information on Directors Standing for Election.”

The Audit Committee’s responsibilities include:

•	Reviewing the independence of the independent auditors and making decisions regarding engaging and discharging independent auditors;

•	Reviewing with the independent auditors the plans and results of auditing engagements;

•	Reviewing and approving non-audit services provided by our independent auditors and the range of audit and non-audit fees;

•	Reviewing the scope and results of our internal audit procedures and the adequacy of the system of internal controls;

•	Overseeing special investigations;

•	Reviewing our financial statements and reports filed with the SEC;

•	Overseeing our efforts to ensure that our business and operations are conducted in compliance with legal and regulatory standards applicable to us, as well as ethical business practices;

•	Overseeing the Company’s internal reporting system regarding compliance with federal, state and local laws;

•	Establishing and implementing procedures for confidential communications for “whistleblowers” and others who have concerns with our accounting, internal accounting controls and audit matters; and

•	Reviewing our significant accounting policies.

Pursuant to the Audit Committee’s charter, the Audit Committee may form and delegate its responsibilities to subcommittees of the Audit Committee.

Board’s Role in Risk Oversight

The Board believes that strong and effective internal controls and risk management processes are essential elements in achieving long-term stockholder value. The Board, directly and through its committees, is responsible for overseeing risks potentially affecting the Company, while management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on the Company. The Board conducts oversight of risks that may affect the Company primarily through the Audit Committee and the Nominating and Corporate Governance Committee.

Specifically, the Audit Committee (i) reviews with senior management our internal system of audit and financial controls and steps taken to monitor and mitigate risk exposure and (ii) reviews and investigates any matters pertaining to the integrity of management, including conflicts of interest, compliance with our financial controls, and adherence to standards of business conduct as required in the policies of the Company. This is accomplished through the regular review of reports and presentations given by senior management, including our Chief Financial Officer, General Counsel, Corporate Controller and Vice President of Internal Audit and Compliance. The Audit Committee also regularly meets with our Chief Information Officer to discuss and assess potential information/data security risks. In addition, the Audit Committee regularly meets with our external auditors to discuss and assess potential risks, and regularly reviews our risk management practices and risk-related policies (for example, the Company’s Code of Business Conduct and Ethics, information security policies, risk management and insurance portfolio, and legal and regulatory reviews).

The Nominating and Corporate Governance Committee oversees the Guidelines and other governance matters that contribute to successful risk oversight and management. This is accomplished through, among other tasks, reviewing succession plans for the CEO and other key executives, reviewing performance evaluations of the Board (including each of its members) and CEO, monitoring legal developments and trends regarding corporate governance practices, and evaluating potential related persons transactions.

The committees make full reports to the Board of Directors at each quarterly meeting regarding each committee’s considerations and actions. The Board of Directors also receives regular reports directly from officers responsible for oversight of financial and systemic risks within the Company, on both the nature of those risks and on how the officers assess and manage risks generally. The Company holds quarterly disclosure committee meetings prior to the submission of quarterly or annual reports on the financial performance of the Company at which areas of risk are discussed, and has adopted similar procedures for the Company’s submission of its reports on the Company’s reasonable country of origin inquiry and due diligence into the source country of certain “conflict minerals” necessary to the functionality of products manufactured by the Company, and reports to the Audit Committee on the results of those meetings. In addition, the Company’s Vice President of Internal Audit and Compliance conducts regular interviews with officers responsible for oversight of financial and systemic risks within the Company, as well as testing regarding the same, and reports the results of those interviews to the Board on at least a quarterly basis.

The Board of Directors, primarily through the Compensation Committee, also considers the structure and nature of the Company’s compensation policies and procedures, with a focus on the level of risk to the Company, if any, from those policies and procedures. In carrying out its oversight in this area, the Board of Directors and Compensation Committee regularly interact with the Senior Vice President of Human Resources, who reviews with them the Company’s pay practices for salaried associates, including the Company’s compensation plans and the methods of review and approval for these plans. Additionally, the Company’s incentive-based pay programs are designed in consultation with the Compensation Committee’s independent compensation consultant, Meridian. Based on reports to the Board of Directors and Compensation Committee and discussions thereof, the Board of Directors has concluded that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. This is due, in part, to the fact that the performance metrics for determining short-term incentive awards are based on publicly reported metrics and, therefore, are not easily susceptible to manipulation; the maximum payouts for short-term incentive awards are capped, thereby reducing the risk that executives might be motivated to pursue excessively high short-term goals to maximize short-term payouts; and, the maximum number of long-term incentive awards that are performance-based are also capped, thereby reducing the risk that executives may be motivated to pursue excessively high performance targets (at the expense of long-term strategic growth) to maximize the number of performance-based awards received. In addition, the Company’s stock ownership guidelines incentivize our executives to focus on the Company’s long-term, sustainable growth.

Director Nomination Process

The Nominating and Corporate Governance Committee will consider stockholder recommendations for director nominees sent to the Nominating and Corporate Governance Committee, Wabash National Corporation, Attention: Corporate Secretary, 1000 Sagamore Parkway South, Lafayette, Indiana 47905. Stockholder recommendations for director nominees should include:

•	The name and address of the stockholder recommending the person to be nominated;

•	A representation that the stockholder is a holder of record of our stock, including the number of shares held and the period of holding;

•	A description of all arrangements or understandings between the stockholder and the recommended nominee;

•	Such other information regarding the recommended nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Exchange Act;

•	The consent of the recommended nominee to serve as a director if so elected; and

•	All other required information set forth in our Bylaws.

Stockholders’ nominees that comply with the procedures for submitting a stockholder nomination will receive the same consideration as other candidates identified by or to the Nominating and Corporate Governance Committee. The procedures for submitting a stockholder nomination are set forth below under “Stockholder Proposals and Nominations.” Upon receipt by the Corporate Secretary of a stockholder notice of a director nomination, the Corporate Secretary will notify the stockholder that the notice has been received and will be presented to the Nominating and Corporate Governance Committee for review.

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee, with the assistance of the [General Counsel] and, if desired by the Nominating and Corporate Governance Committee, a retained search firm, will screen candidates, perform reference checks, prepare a biography for each candidate for the Nominating and Corporate Governance Committee to review and conduct interviews. The Nominating and Corporate Governance Committee, the Chairman, and the Chief Executive Officer will interview candidates that meet the criteria described under “Qualifications and Nomination of Director Candidates” above. The Nominating and Corporate Governance Committee will recommend to the Board of Directors nominees that best suit the Board’s needs.

Communications with the Board of Directors

Stockholders or other interested persons wishing to make known complaints or concerns about our accounting, internal accounting controls or auditing matters, or bring other concerns to the Board or the Audit Committee, or to otherwise communicate with our independent directors as a group or the entire Board, individually or as a group, may do so by sending an email to board@wabashnational.com or auditcommittee@wabashnational.com, or by writing to them care of Wabash National Corporation, Attention: General Counsel, 1000 Sagamore Parkway South, Lafayette, Indiana 47905. You may report your concerns anonymously or confidentially.

Pursuant to the direction of the Board, all correspondence will be received and processed by the General Counsel’s office. You will receive a written acknowledgment from the General Counsel’s office upon receipt of your written correspondence. All communications received in accordance with the above procedures will be reviewed initially by the General Counsel, who will relay all such communications to the appropriate director, directors or committee.

Director Compensation

Non-employee directors were compensated in 2017 for their service as a director as shown in the chart below:

Schedule of 2017 Director Fees

Effective January 1, 2017

Annual Retainers (1)	Amount
Board	$175,000	(2)
Member:
Audit Committee	$10,000
Compensation Committee	8,000
Nominating and Corporate Governance Committee	8,000
Chairman of the Board	25,000
Audit Committee Chair	15,000
Compensation Committee Chair	12,000
Nominating and Corporate Governance Committee Chair	10,000

(1)	All annual cash retainers are paid in quarterly installments. Annual grants of restricted stock units, referenced in footnote 2 below, are paid in full following the election of directors at the annual meeting.

(2)	Consists of a $75,000 cash retainer and an award of restricted stock units of Company stock having an aggregate market value at the time of grant of $100,000. Restricted stock units vest in full on the first anniversary of the grant date.

At the February 2017 Board meeting, following a comprehensive market assessment conducted by Meridian, the Board resolved to maintain its compensation for 2017 at the level in effect as of January 1, 2016. Additionally, at the February 2018 Board meeting, the Board resolved to maintain its compensation for 2018 unchanged.

The following table summarizes the compensation paid to our directors during 2017, other than Mr. Giromini and Mr. Yeagy, whose compensation is discussed below under Executive Compensation.

Director Compensation for Year-End

December 31, 2017

Name	(1) Fees Earned or Paid in Cash ($)	(2) Stock Awards ($)	(3) All Other Compensation ($)	Total ($)
Martin C. Jischke	$118,849	$100,006	$0	$218,855
John G. Boss	$4,489	$0	$0	$4,489
James D. Kelly	$35,599	$0	$2,300	$37,899
John E. Kunz	$102,816	$100,006	$3,960	$206,782
Larry J. Magee	$93,849	$100,006	$3,720	$197,575
Ann D. Murtlow	$91,849	$100,006	$0	$191,855
Scott K. Sorensen	$98,849	$100,006	$3,920	$202,775

(1)	Consists of cash fees earned in 2017, some of which were not paid until January 2018, for annual retainers and compensation pursuant to our Non-Qualified Deferred Compensation Plan, whose material terms are described in the narrative preceding the Non-Qualified Deferred Compensation Table in the Executive Compensation section below. This column includes any amounts a director elects to defer pursuant to the Non-Qualified Deferred Compensation Plan.

(2)	Consists of a grant of restricted stock units on May 18, 2017, which vest on May 18, 2018.

(3)	Consists of the Company’s match pursuant to our Non-Qualified Deferred Compensation Plan. The Company fully matches the first 3% of earnings deferred by a participant under the non-qualified deferred compensation plan. In addition, the Company will contribute ½% for each additional percent of deferred earnings contributed by the participant, up to a maximum of 5% of the participant’s deferred earnings (thus resulting in a maximum of a 4% Company match on a participant’s deferral of 5% of his/her earnings).

Non-employee Director Stock Ownership Guidelines

The Board believes that it is important for each director to have a financial stake in the Company, aligning the director’s interests with those of the Company’s stockholders. To meet this objective, the Board has established stock ownership guidelines, which provide that each non-employee director, upon reaching five years of service on the Board and continuously thereafter, is required to hold 65% of all Company shares received through Company incentive compensation plans (the “Director Holding Requirement”) until the non-employee director achieves a target ownership level equal to five (5) times the cash portion of the non-employee director’s Annual Board Retainer. Once a non-employee director has achieved his/her stated target ownership level, s/he is no longer required to adhere to the Director Holding Requirement, unless and until his/her ownership level falls below the target. For purposes of calculating target ownership levels, the following types of Company shares are counted: stock owned by the non-employee director; vested or unvested restricted stock and restricted stock units; and performance stock units deemed earned, but not yet vested.

Non-employee directors are required to comply with the guidelines immediately upon their appointment as a director, however, they may forfeit shares to pay taxes upon vesting of shares and/or the exercise price upon stock option exercise. As of December 31, 2017, all non-employee directors were in compliance with the guidelines.

Other

The Board requires that every new non-employee director participate in a detailed orientation, which includes a review of business and financial operations, meetings with company executives and others, and an overview of our corporate governance policies and procedures. Additionally, all Board members travel at least annually to visit some of our key operations and meet with business and operations leadership at these sites.

The Company reimburses all directors for travel and other reasonable, necessary business expenses incurred in the performance of their services for the Company and extends coverage to them under the Company’s travel accident and directors’ and officers’ liability insurance policies. In addition, the Company allocates to each director a biennial allowance of $10,000 to reimburse costs associated with attending continuing education courses related to Board of Directors service.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and 10% stockholders to file reports of ownership of our equity securities. To our knowledge, based solely on our review of the copies of such forms furnished to us in 2017 and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements of our directors and executive officers were met with the exception of one transaction for Mr. Giromini for 1,507 shares for taxes.

Beneficial Ownership of Common Stock

The following table sets forth certain information as of March 20, 2018 (unless otherwise specified), with respect to the beneficial ownership of our Common Stock by each person who is known to own beneficially more than 5% of the outstanding shares of Common Stock, each person currently serving as a director, each nominee for director, each Named Executive Officer (as defined in the Compensation Discussion & Analysis below), and all directors and executive officers as a group:

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)		Percent of Class (rounded)
The Vanguard Group, Inc.
100 Vanguard Boulevard
Malvern, Pennsylvania 19355	9,030,202	(2)	15.3%
Black Rock, Inc. and affiliates
40 East 52nd Street
New York, New York 10022	7,498,565	(3)	12.7%
Dimensional Fund Advisors LP
Building One, 6300 Bee Cave Road
Austin, Texas 78746	4,746,939	(4)	8.1%
LSV Asset Management
155 N. Wacker Drive, Suite 4600
Chicago, Illinois 60606	3,380,291	(5)	5.7%
JPMorgan Chase & Co..
270 Park Avenue
New York, NY 10017	3,602,355	(6)	6.0%
Royce & Associates, LP
745 Fifth Avenue
New York, NY 10151	4,571,699	(7)	7.8%
John G. Boss	-		*
Richard J. Giromini	1,094,840	(8)	1.9%
Martin C. Jischke	63,675	(9)	*
John E. Kunz	43,324	(10)	*
Larry J. Magee	90,793	(11)	*
Ann D. Murtlow	28,916	(12)	*
William D. Pitchford	51,935	(13)	*
Dustin T. Smith	7,671	(14)
Scott K. Sorensen	69,281	(15)	*
Jeffery L. Taylor	88,554	(16)	*
Mark J. Weber	38,315	(17)	*
Brent L. Yeagy	116,126	(18)	*
All of our directors and executive officers as a group (13 persons)	1,662,691	(19)	2.9%

* Less than one percent

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to restricted stock units and/or performance stock units are not deemed outstanding by the Company for purposes of reporting on Common Stock outstanding. As such, only those units that will vest within 60 days of March 20, 2018 are deemed outstanding for purposes of computing the percentage ownership of the person holding such units. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of March 20, 2018 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)	Based solely on the Schedule 13G/A filed February 19, 2018 by The Vanguard Group, Inc. on its own behalf and on behalf of its subsidiaries Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. (collectively, the “Vanguard Subsidiaries”). The Vanguard Group has sole voting power with respect to 79,166 shares, shared voting power with respect to 12,831 shares, sole dispositive power with respect to 8,943,655 shares, and shared dispositive power with respect to 86,547 shares. None of the Vanguard Subsidiaries claim beneficial ownership of 5% or greater of the outstanding shares of Common Stock.

(3)	Based solely on a Schedule 13G/A filed January 19, 2018 by BlackRock, Inc. on its own behalf and on behalf of its subsidiaries BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC (collectively, the “BlackRock Subsidiaries”). BlackRock, Inc. has sole voting power with respect to 7,358,678 shares and sole dispositive power over 7,498,565 shares. None of the BlackRock Subsidiaries claim beneficial ownership of 5% or greater of the outstanding shares of Common Stock except for BlackRock Fund Advisors.

(4)	Based solely on the Schedule 13G filed February 9, 2018 by Dimensional Fund Advisors LP and its subsidiaries. Dimensional Fund Advisors LP has sole voting power with respect to 4,524,450 shares. None of Dimensional Fund Advisors LP’s subsidiaries claim beneficial ownership of 5% or greater of the outstanding shares of Common Stock.

(5)	Based solely on the Schedule 13G filed February 13, 2018 by LSV Asset Management. LSV Asset Management has sole voting power with respect to 1,927,402 shares.

(6)	Based solely on a Schedule 13G/A filed January 11, 2018 by JPMorgan Chase & Co., on its own behalf and on behalf of its subsidiaries J.P. Morgan Investment Management, Inc., JPMorgan Chase Bank, National Association, JPMorgan Asset Management (UK) Limited (collectively, the “JPMorgan Subsidiaries”). JPMorgan Chase & Co. has sole voting power with respect to 2,979,332 shares and sole dispositive power with respect to 3,594,855 shares. None of the BlackRock Subsidiaries claim beneficial ownership of 5% or greater of the outstanding shares of Common Stock except for BlackRock Fund Advisors.

(7)	Based solely on a Schedule 13G/A filed January 14, 2018 by Royce & Associates, LP.

(8)	Includes options held by Mr. Giromini to purchase 374,141 shares that are currently, or will be within 60 days of March 20, 2018, exercisable. Does not include any unvested restricted stock units or performance stock units, as no such awards held by Mr. Giromini will vest within 60 days of March 20, 2018.

(9)	Includes 4,808 restricted stock units that are scheduled to vest within 60 days of March 20, 2018.

(10)	Includes 4,808 restricted stock units that are scheduled to vest within 60 days of March 20, 2018.

(11)	Includes 4,808 restricted stock units that are scheduled to vest within 60 days of March 20, 2018.

(12)	Includes 4,808 restricted stock units that are scheduled to vest within 60 days of March 20, 2018. Through a family estate planning structure, Mrs. Murtlow shares voting and investment power on all reported shares with her spouse.

(13)	Includes options held by Mr. Pitchford to purchase 8,997 shares that are currently, or will be within 60 days of March 20, 2018, exercisable. Does not include any unvested restricted stock units or performance stock units, as no such awards held by Mr. Pitchford will vest within 60 days of March 20, 2018.

(14)	Includes options held by Mr. Smith to purchase 2,267 shares that are currently, or will be within 60 days of March 20, 2018, exercisable. Does not include any unvested restricted stock units or performance stock units, as no such awards held by Mr. Smith will vest within 60 days of March 20, 2018.

(15)	Includes 4,808 restricted stock units that are scheduled to vest within 60 days of March 20, 2018. Through a family estate planning structure, Mr. Sorensen shares voting and investment power on all reported shares with his spouse.

(16)	Includes options held by Mr. Taylor to purchase 24,170 shares that are currently, or will be within 60 days of March 20, 2018, exercisable. Does not include any unvested restricted stock units or performance stock units, as no such awards held by Mr. Taylor will vest within 60 days of March 20, 2018.

(17)	Mr. Weber resigned from the Company in June 2017. As of February 5, 2018 he held 38,315 shares.

(18)	Includes options held by Mr. Yeagy to purchase 39,360 shares that are currently, or will be within 60 days of March 20, 2018, exercisable. Does not include any unvested restricted stock units or performance stock units, as no such awards held by Mr. Yeagy will vest within 60 days of March 20, 2018.

(19)	Includes options held by our executive officers to purchase an aggregate of 450,945 shares that are currently, or will be within 60 days of March 20, 2018, exercisable. The Company's directors do not hold any options. Includes 24,040 restricted stock units that are scheduled to vest to our directors within 60 days of March 20, 2018.

Executive Compensation

Compensation Discussion and Analysis

The Board of Directors and the Company recognize that our stockholders should have as much trust in the integrity of the Company’s executive compensation process as our customers have in the quality of our products. We place tremendous effort and rigor into our executive compensation processes. We strive to be fair and reasonable while simultaneously aligning the interests of our stockholders and the executives who have been entrusted to lead the Company.

The following compensation discussion and analysis (“CD&A”) provides information regarding the objectives and elements of our compensation philosophy and policies for our NEOs in 2017. There were no substantial changes in our compensation philosophy, policies, or structure during 2017. Throughout this CD&A, Wabash National’s Named Executive Officers, or NEOs, means:

•	Richard J. Giromini – Chief Executive Officer (“CEO”)
•	Jeffery L. Taylor – Senior Vice President and Chief Financial Officer (“CFO”)
•	Brent L. Yeagy – President and Chief Operating Officer (“President”)

•	Mark J. Weber – Former Senior Vice President, Group President – Diversified Products Group (“Group President – DPG”)*
•	Dustin T. Smith – Senior Vice President, Group President – Commercial Trailer Products (“Group President – CTP”)
•	William D. Pitchford – Senior Vice President, Human Resources, Assistant Secretary (“SVP - Human Resources”)

*As further discussed below in the section entitled Mark J. Weber Separation, Mr. Weber’s employment with the Company ended effective June 15, 2017.

Executive Summary

2017 Financial Highlights

Over the past seven years, we have made significant progress toward our strategy to transform ourselves into a diversified industrial manufacturer with a higher growth and margin profile. With this strategic goal in mind, we accomplished the following since 2011:

•	Grown revenue from $1.19 billion in 2011 to $1.77 billion in 2017;
•	Grown operating income from $19.8 million in 2011 to $130.8 million in 2017;
•	Grown net income from $15.0 million in 2011 to $111.4 million in 2017;
•	Improvement in gross profit margins from 5.6% in 2011 to 14.8% in 2017; and
•	Net debt and liquidity as of year-end 2011 were $49.8 million and $125.7 million, respectively. As of year-end 2017, net debt and liquidity were $360 million and $361 million, respectively.

During 2017, management continued to make progress on our strategic initiatives, as highlighted in the specific accomplishments detailed below:

•	Achieved record liquidity levels, with year-end liquidity of $361 million;
•	Repurchased $70 million of shares under the Company’s share repurchase plan;
•	Announced in December 2017 an increase of 25% in the quarterly cash dividend to stockholders of the Company’s Common Stock; and
•	Accelerated the Company’s growth and diversification strategy, completing the acquisition of Supreme Industries, Inc.

Best Practices

Highlighted below are certain executive compensation governance practices (that we employ and avoid) that support the needs of our business, drive performance and align with our stockholders’ long-term interests. We believe our executive compensation practices align with our corporate values and mission and provide a foundation for long-term success. These practices include:

	Practices We Employ		Practices We Avoid
√	Pay for Performance – We tie pay to performance. The majority of NEO pay is not guaranteed – and is performance-based. We set financial goals for corporate and business unit performance.	χ	No Pledging/Hedging Transactions or Short Sales Permitted – Our policies prohibit executives, including the NEOs, and directors from pledging or engaging in hedging or short sales with respect to the Company’s Common Stock.
√	Reasonable Executive Severance/Change-in-Control Policy – We believe we have reasonable post-employment and change-in-control provisions that are generally in line with those of our peer group.	χ	No Repricing Underwater Stock Options or Stock Appreciation Rights Without Stockholder Approval – We do not permit underwater stock options or stock appreciation rights to be repriced without stockholder approval.

√	Peer Review – We closely monitor the compensation systems of companies of similar size and similar industries, with the objective of setting total compensation for our NEOs at levels that are generally competitive with our peer group, but also account for the Company’s own financial performance objectives.	χ	Employment Contracts – With the exception of our CEO (whose contract was originally executed upon his appointment as our COO in 2002), we do not have employment contracts for our NEOs. The Compensation Committee reviews our CEO’s performance on a yearly basis before determining whether to renew the agreement.
√	Mitigate Undue Risk – Our compensation practices are designed to discourage excessive risk-taking as related to performance and payout under our compensation programs.	χ	No Unique Retirement Programs – We do not have retirement programs uniquely applicable to our executive officers, nor do we provide additional supplemental executive retirement service credit as a recruitment tool.
√	Annual NEO Pay Review – Our Compensation Committee reviews NEO pay annually, and the CEO and other NEOs are evaluated on their performance annually as part of this process	χ	No Substantial Perquisites – We do not provide substantial perquisites to our executive officers.
√	Double Trigger Change-in-Control Severance Benefits – We employ a double-trigger change in control provision as part of our Change-in-Control policy.
√	Stock Ownership Guidelines – Our expectations for stock ownership align executives’ interests with those of our stockholders and all of the NEOs are in compliance with those guidelines.
√	Independent Compensation Committee and Compensation Consulting Firm – Our Compensation Committee is comprised entirely of independent directors and engages an independent consultant.

Compensation Program Objectives and Philosophy

Our Compensation Committee (the “Committee”) works closely with the Company’s leadership team to refine our compensation program, to clearly articulate its objectives to our executives and to emphasize through its design our focus on performance-based compensation so that executives are awarded for results that create long-term stockholder value. The main elements of our compensation structure and how each supports our compensation philosophy and objectives are summarized below:

Wabash National Corporation Executive Compensation Design
Total Direct Compensation			Total Indirect Compensation
Short-Term Compensation		Long-Term Compensation	Other Indirect Components
Base Salary	Short-Term Incentive Plan	Long-Term Incentive Plan
Fixed.	Variable.	Variable.	Fixed.

Fixed compensation component payable in cash. Reviewed annually and adjusted when appropriate.	Annual cash award for achievement of current-year financial and operational goals.	Equity awards designed to attract and retain quality executive management, and align NEO interests with those of the Company's stockholders.	Deferred compensation benefits; perquisites; additional benefits payable upon a Change-in-Control event or severance without Cause.

The primary objectives and philosophy of our compensation programs are to (i) drive executive behaviors that maximize long-term stockholder value creation, (ii) attract and retain talented executive officers with the skills necessary to successfully manage and grow our business, and (iii) align the interests of our executive officers with those of our stockholders by rewarding them for strong Company performance. In support of these objectives, we:

•	Target NEO total compensation package competitive with peers – We regularly compare our NEOs’ total compensation levels, as well as the elements of our NEO pay, with companies of a similar size and complexity;

•	Deliver a meaningful proportion of NEO compensation in share-based and performance-based incentives – In 2017, 40% to 60% of NEO total compensation was targeted to be delivered in the form of restricted stock units and performance stock units, with a goal of driving sustainable stockholder value; and

•	Weight a significant portion of NEO compensation toward variable and performance-based pay elements – In 2017, 63% to 80% of NEO total compensation was targeted to be delivered in variable Short-Term (annual) or Long-Term incentive compensation. As shown below, approximately 80% of our CEO’s target total compensation in 2017 was performance-based.

Summary of Key Compensation Decisions and Outcomes for 2017

The key decisions the Committee made during 2017 are summarized below and discussed in greater detail in the remainder of this CD&A.

Base Salary Adjustments

The Committee approved increases in base salary for each of our NEOs, ranging from 2.1% to 20.5% to more closely align our NEOs with median base salary levels of our peer group. The Committee increased our CEO’s base salary by 2.9% from $855,000 to $880,000 in 2017.

Short-Term Incentive Plan (“STI”)

Company-Wide:

•	The metrics and respective weightings used in the Company-wide STI program in 2017, in which the CEO, CFO, President and SVP Human Resources participated, were as follows: Operating Income (80%) and Return on Invested Capital (20%).

•	The target incentive award percentages (as a percentage of base salary) for our CEO and Group President - DPG, remained unchanged from 2016. Our CFO and President each received 5% target incentive award increases from 2016.

•	Based on actual Company-wide 2017 performance, attainment of the Operating Income metric was above the threshold, but below the target level of achievement (attaining results at 79% of target), and attainment of the Return on Invested Capital metric was above the threshold, but below the target level of achievement (attaining results at 80% of target), resulting in a weighted award payout of 79% to our CEO, CFO, President and SVP – Human Resources. Payout of this incentive occurred in March 2018.

Commercial Trailer Products (“CTP”):

•	The metrics and respective weightings used in CTP’s STI program in 2017, in which the Group President - CTP participated, were as follows: Company-wide Operating Income (40%), CTP Operating Income (40%), and Company-wide Return on Invested Capital (20%).

•	The target incentive award percentage for Mr. Smith was increased from 60% to 65% of base salary in connection with his entry into executive officer status during 2017.

•	Based on actual CTP 2017 performance, attainment of the CTP Operating Income metric was above target but below the maximum level of achievement, attaining results at 108% of target, and resulting in a weighted award payout of 91% to our Group President – CTP. Payout of this incentive occurred in March 2018.

Diversified Products Group (“DPG”):

•	The metrics and respective weightings used in DPG’s STI program in 2017, in which the Group President - DPG participated, were as follows: Company-wide Operating Income (40%), DPG Operating Income (40%), and Company-wide Return on Invested Capital (20%).

•	The target incentive award percentage for our Group President - DPG was unchanged from 2016 (at 65% of base salary).

•	Based on actual DPG 2017 performance, attainment of the DPG Operating Income metric was below the threshold level of performance, attaining results at 0% of target and resulting in a weighted award payout of 47% to our Group President – DPG, Mr. Weber, pro-rated pursuant to the Executive Severance Plan.

Long-Term Incentive Plan

The Committee granted performance stock units (“PSUs”), as well as service-based restricted stock units (“RSU’s”) to each of the NEOs. Each NEO’s total LTI award was allocated as follows: 60% PSUs and 40% RSUs. This represents a change from a split of 55% PSUs and 45% RSUs in 2016 in order to provide a greater emphasis on performance-based awards. The PSUs and RSUs will be settled in shares.

For each of the NEOs, the number of PSUs earned will depend upon achievement against three metrics: Relative Total Shareholder Return (“RTSR”) measured against a peer group of 12 similarly-cyclical companies (i.e., a different peer group than the peer group used generally by the Committee in setting compensation), Cumulative Operating EBITDA Performance and Cumulative Free Cash Flow. This represents a change from 2016 when the PSUs were determined in relation to only two metrics, RTSR and Cumulative EBITDA Performance. Each metric will be measured over a three-year period. In 2017, RTSR was weighted at 50% of the target value of the PSUs, Cumulative Operating EBITDA Performance was weighted at 30% of the target value of the PSUs and Cumulative Free Cash Flow was weighted at 20% of the target value of the PSUs. In 2016, RTSR was weighted at 54.5% of the target value of the PSUs and Cumulative EBITDA Performance was weighted at 45.5% of the target value of the PSUs.

Additionally, for our CEO and President only, the RSU award is performance-based; their ability to earn RSUs is tied to a one-year operating income performance metric.

The Committee increased the 2017 target award percentages for our CEO (from 285% to 300% of salary grade mid-point), our CFO (from 135% to 145%), and our President (from 125% to 160%) to better align the compensation of these executives with market practices. The target award percentage for our Group President – DPG remained unchanged (at 125%). The target award percentage for our Group President – CTP was 125% and for our SVP – Human Resources was 100%.

Executive Severance Plan

In 2015, the Committee approved, and the Company adopted, an Executive Severance Plan (the “ESP”) for the Company’s executives. The ESP became effective January 1, 2016, and reflects market practice and consistency across the Company’s compensation arrangements. Pursuant to the ESP, to receive benefits under the ESP, participants are required to execute a release, non-compete, and non-solicitation agreement with the Company.

Compensation Peer Group

The Committee utilizes two compensation benchmarking peer groups to assess the competitiveness of the NEOs’ target compensation levels. The peer groups are intended to reflect companies with similar revenue size and business complexity as the Company.

Our 2017 Say-on-Pay Vote

The Compensation Committee carefully considered the results of the Company’s “Say on Pay Vote” taken by stockholders at its 2017 Annual Meeting, and the Committee plans to continue to carefully consider the results of this vote each year. At the 2017 Annual Meeting, approximately 95% of the stockholder votes cast on the proposal were cast in favor of the resolution stating that the stockholders “approve the compensation of Wabash National’s executive officers.” The Compensation Committee believes that the level of support indicated by this vote reflects favorably on the Company’s executive compensation program, which emphasizes “pay for performance,” even in the highly cyclical industry in which Wabash National operates.

2017 Compensation Overview

At Wabash National, we aspire to provide ever increasing value to all of our stakeholders, including customers, stockholders, associates, suppliers and our community. To achieve this aspiration, our business strategy includes:

•	Exceptional operating performance, including driving continuous improvement, production safety, product innovation and quality;

•	Disciplined growth of stockholder value; and

•	Development and retention of high performance associates.

Execution of our strategy is expected to create a sustainable business that rewards our customers, our associates and our stockholders. Wabash National’s compensation program is designed to motivate our NEOs and other salaried associates to execute our business strategies and strive for higher company performance, while maintaining our core values of safety, customer satisfaction, product quality, best-in-class service, continuous improvement, product innovation, and ethical, trustworthy business practices. Although Wabash National’s compensation program applies to most salaried associates, this Proxy Statement focuses on its applicability to our NEOs.

Philosophy and Objectives of Wabash National Compensation Program

Our overall compensation philosophy is to provide compensation packages to our executives, including our NEOs, that are competitive with those of executives in our peer group, while at the same time keeping our compensation program equitable, straightforward in structure, and reflective of our overall Company performance. In implementing this philosophy, we award compensation to meet our three principle objectives: aligning executive compensation with our Company’s annual and long-term performance goals; using equity-based awards to align executive and stockholder interests; and setting compensation at levels that assist us in attracting and retaining qualified executives.

To align the incentive components of our compensation program with Company performance, we choose simple, transparent, and consistently communicated metrics that align compensation to our business strategies and our stockholders’ interests. Additionally, we utilize a mix of compensation components to meet the following goals:

•	Attract, retain, and motivate high-caliber executives;

•	As the responsibility of an associate/executive increases within the Company, place a larger portion of total compensation “at-risk,” with an increasing portion tied to long-term incentives;

•	Provide the appropriate level of reward for performance;

•	Recognize the cyclical nature of our primary truck-trailer business and the need to manage stockholder value through the business cycle by managing compensation levels and components;

•	Provide stockholder alignment by encouraging NEOs to be long-term stockholders of Wabash National;

•	Prior to 2018, structure compensation programs to meet the tax deductibility criteria in the U.S. Internal Revenue Code when practicable; and

•	Structure the compensation program to be regarded positively by our stockholders and associates, while providing the Compensation Committee with the flexibility needed to satisfy all of the above listed goals.

Each component of Wabash National’s compensation structure, and the primary objective of each component, is summarized in the table below:

Component	Primary Objective	Characteristics and Description	Where Reported in the Executive Compensation Tables

Base Salary	Attract and retain.	Fixed cash, competitively assessed against our peer group. Also takes into consideration level of responsibility, experience, knowledge, individual performance and internal equity considerations. Reviewed annually and adjusted when appropriate.	Summary Compensation Table – “Salary” column
Short-Term Incentive Award	Promote achievement of short-term financial goals aligned with stockholder interests.

Short-term incentive paid in cash, based on performance measured against annually established company-wide and business unit financial goals. Rewards executives for superior financial performance of the Company.

Summary Compensation Table – “Non-Equity Incentive Plan Compensation” column Grants of Plan-Based Awards table – “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column
Long-Term Incentive Award	Create alignment with stockholder interests and promote achievement of longer-term financial and strategic objectives.	Award is delivered through a combination of Performance Stock Units and Restricted Stock Units. Rewards executives for long-term growth and performance of the Company.

Summary Compensation Table – “Stock Awards” column

Grants of Plan-Based Awards table – “Estimated Possible Payouts Under Equity Incentive Plan Awards” column

Outstanding Equity Awards at Fiscal Year-End table

Option Exercises and Stock Vested table

Perquisites	Attract and retain.	Executive physicals; credit monitoring; health club discounts; matching contributions to health savings accounts; amounts paid on life/disability insurance on behalf of the executive.	Summary Compensation Table – “All Other Compensation” column

Component	Primary Objective	Characteristics and Description	Where Reported in the Executive Compensation Tables

Retirement Benefits	Attract and retain.	A 401(k) plan, on which the Company has partially matched associate contributions, when the performance of the Company has allowed.	Summary Compensation Table – “All Other Compensation” column
Deferred Compensation Benefits	Attract and retain.	Non-qualified deferred compensation plan under which a select group of associates, including NEOs, can elect to defer base salary and/or STI Awards. The Company has partially matched associate contributions, when the performance of the Company has allowed.	Summary Compensation Table – “All Other Compensation” column Non-Qualified Deferred Compensation table
Potential Payments Upon Change in Control	Encourage executives to operate in the best interests of stockholders both before and after a Change in Control event.

Fixed cash and certain rights with respect to equity awards. Contingent in nature and payable only if an NEO’s employment is terminated as specified under the Company’s Change in Control Plan (or under the CEO’s employment agreement).

Potential Payments on Termination or Change in Control Payment and Benefits Estimate table
Other Potential Post-Employment Payments	Provide potential payments under scenarios of death, disability, termination without cause, and voluntary separation.	Contingent in nature; amounts are payable only if an NEO’s employment is terminated as specified under the arrangements of various plans – including the ESP – or insurance policies.	Potential Payments on Termination or Change in Control Payment and Benefits Estimate table

The Compensation Committee believes that the Company’s existing executive compensation structure continues to encompass several “best practices,” as described earlier in this CD&A, and continues to be effective in not only rewarding executives for Company performance, but also aligning executive interests with long-term stockholder interests. The Committee will continue to analyze our executive compensation structure and adjust it as appropriate to reflect our performance and competitive needs, while always incorporating our longstanding philosophies of paying for performance, supporting business strategies, and paying competitively. We believe these philosophies will continue to attract and retain quality business leaders, and will drive our NEOs and other salaried associates to produce sustainable, positive results for Wabash National and its stockholders.

Compensation Methodology and Process

Independent Review and Approval of Executive Compensation

The Compensation Committee, consisting of only independent members of the Board, is responsible for reviewing, approving and implementing the Wabash National compensation program, particularly the corporate and business segment goals and objectives related to compensation for the majority of salaried associates, as well as our executive compensation policies and programs. The Committee works closely with management, in particular our CEO and our Senior Vice President of Human Resources, in assessing appropriate compensation for our NEOs. The Committee evaluates the NEOs’ performance in relation to the established goals and ultimately approves the compensation for the NEOs after evaluating their compensation packages. See the Compensation Committee section of this Proxy Statement for a detailed listing of the Committee responsibilities and members and for more information on the Committee’s processes and procedures.

To assist in identifying appropriate levels of compensation, the Committee has engaged the services of Meridian, an independent compensation consultant, for assistance in 2017 compensation plan design, and to provide compensation market data and general review and advice regarding our compensation disclosures. In reviewing competitive peer group data discussed with management and Meridian, the Committee does not specifically “benchmark” or target a certain percentage or level of compensation for the NEOs. Rather, the Committee considers competitive peer group data as one significant factor in setting pay levels and amounts. The Committee realizes that competitive alternatives vary from individual to individual and may extend beyond equivalent positions in our industry or at other publicly-traded or similarly-situated companies. Consistent with our compensation objectives, the Committee retains the flexibility to also consider subjective factors, such as each executive’s fulfillment of duties, teamwork, level of responsibility, knowledge, time in position, experience and internal equity among the executives with similar experience and job responsibilities. When determining long-term incentive compensation, the Compensation Committee also considers the cost of the plan to the Company and the present and future availability of shares under our equity plans.

The Committee annually reviews previously approved compensation plans and levels to ensure continued alignment with our business strategy, the Company’s performance, and the interest of our associates and stockholders, as well as market practices for all elements of executive compensation, and approves necessary adjustments to remain competitive.

The Nominating and Corporate Governance Committee directs an annual evaluation of the CEO, and provides the results of the evaluation to the Compensation Committee for the Compensation Committee to use in making its decision whether to renew the CEO’s employment agreement, as well as setting and approving the CEO’s compensation each year.

While the Committee does independently determine and approve the CEO’s compensation each year, it relies on the input of the CEO in setting compensation for the other NEOs. (In addition, as noted on page 29, the Committee also carefully considers the results of voting on the annual non-binding “say-on-pay” proposal.) The CEO provides the Committee with an evaluation of each NEO’s performance, as well as his recommendations for changes to the NEOs’ base salaries (if any) and STI and LTI award levels, which are based on criteria and peer group data discussed with the Committee and Meridian. The Committee has the discretion to accept, reject or modify any of the CEO’s recommendations. The other NEOs are not present during these discussions.

The Role of the Compensation Committee’s Independent Compensation Consultant

As noted under the “Compensation Committee” section of this Proxy Statement, the Committee has retained Meridian, a national compensation consulting firm, to assist it in fulfilling its responsibilities and duties. Meridian reviewed the Company’s executive compensation program design and assessed our compensation approach relative to our performance and our market assessment peer group.

Specifically, Meridian’s engagement encompasses advisory services such as annual review of executive compensation philosophy, a competitive assessment of executive compensation levels and “pay-for-performance” linkage, executive cash and equity incentive program design, review of the CEO’s employment agreement, competitive assessment of non-employee director compensation, and other ad hoc support. Meridian works at the direction of, and reports directly to, the Compensation Committee. Meridian does not provide any other services to Wabash National.

The Compensation Committee has evaluated Meridian as a compensation consultant, taking into consideration all relevant factors, including the following factors: (i) the provision of other services to the Company by Meridian; (ii) the amount of fees from the Company paid to Meridian as a percentage of Meridian’s total revenue; (iii) the policies and procedures of Meridian that are designed to prevent conflicts of interest; (iv) any business or personal relationship between the individual compensation advisors employed by Meridian and any executive officer of the Company; (v) any business or personal relationship between the individual compensation advisors employed by Meridian and any member of the Compensation Committee; and (vi) any stock of the Company owned by Meridian or the individual compensation advisors employed by Meridian. The Compensation Committee has determined, based on its analysis in light of all relevant factors, including the factors listed above, that the work of Meridian and the individual compensation advisors employed by Meridian as compensation consultants to the Compensation Committee has not created any conflicts of interest, and that Meridian is independent pursuant to the independence standards set forth in the NYSE listing standards promulgated pursuant to Section 10C of the Exchange Act.

Peer Group Analysis and Compensation Market Data

To help assess the competitiveness of total compensation for each NEO, the Committee analyzed executive compensation data from the following two sources: (i) published proxies of companies specifically selected as proxy peer companies (the “Proxy Peer Group”), and (ii) the proprietary Equilar database (the “Equilar Peer Group”). For purposes of review, the Committee utilized data from the Proxy Peer Group as the primary data source to assess the competitive positioning for the CEO and CFO target compensation. Given the limited positional data available from proxies, the Committee utilized data from the Equilar Peer Group as the primary data source to assess competitive positioning for the other NEOs. Data from the Equilar Peer Group was considered a secondary data source for the CEO and CFO positions.

The companies in the Proxy Peer Group and the Equilar Peer Group, indicated in the charts below, are similar to Wabash National in revenue, complexity, and market capitalization. With the help of information provided by Meridian, the Committee reviews annually both peer groups to confirm that they continue to be appropriate comparator groups for NEO compensation, and makes adjustments as it deems appropriate. The Committee believes the exercise of evaluating the peer groups is important because the availability of qualified executive talent is limited, and the design of our compensation program is important in helping us attract – and retain – qualified candidates by providing compensation that is competitive within the industries of industrial machinery, heavy trucks, and auto parts and equipment, and the broader market for executive talent. The revenues listed in the charts below reflect those from the four quarters directly preceding the Committee’s December 2017 meeting, in which it reviewed and set the Company’s 2018 executive compensation programs.

2017 Proxy Peer Group

Company	Revenues ($, in millions)	Market Cap as of Oct. 31, 2017 ($, in millions)
A.O. Smith	$2,686	$10,214
Actuant Corporation	$1,149	$1,525
Allison Transmission Holdings, Inc.	$1,840	$6,023
Barnes Group	$1,231	$3,490
Briggs & Stratton Corporation	$1,809	$1,077
Chart Industries, Inc.	$859	$1,339
Commercial Vehicle Group, Inc.	$662	$250
Donaldson Company	$2,220	$6,133
EnPro Industries, Inc.	$1,188	$1,786
Federal Signal Corporation	$708	$1,280
Greenbrier Companies, Inc.	$2,680	$1,488
Harsco Corporation	$1,451	$1,709
IDEX Corporation	$2,113	$9,795
ITT, Inc.	$2,405	$4,104
Meritor, Inc.	$3,199	$2,304
Modine Manufacturing Company	$1,353	$1,055
Nordson Corp.	$1,809	$7,309
Tower International, Inc.	$1,914	$624
Wabtec Corporation	$4,200	$7,343
Woodward, Inc.	$2,023	$4,742
25th Percentile	$1,220	$1,324
Median	$1,825	$2,045
75th Percentile	$2,267	$6,051
Wabash National Corporation	$2,100	$1,328

2017 Equilar Peer Group

Company	Revenues ($, in millions)	Market Value as of Oct. 31, 2017 ($, in millions)
Flowserve Corporation	$3,990	$5,757
Actuant Corporation	$1,149	$1,525
Colfax Corporation	$3,647	$5,132
Franklin Electric Co., Inc.	$950	$2,120
Harsco Corporation	$1,451	$1,709
Hillenbrand, Inc.	$1,538	$2,493
ITT, Inc.	$2,405	$4,104
Donaldson Company	$2,220	$6,133
A.O. Smith Corp.	$2,686	$10,214
Tower International, Inc.	$1,914	$624
IDEX Corporation	$2,113	$9,795
Nordson Corporation	$1,809	$7,309
TriMas Corporation	$794	$1,214
Chart Industries Inc.	$859	$1,339
Graco Inc.	$1,329	$7,397
Snap-on Incorporated	$3,712	$8,995
SPX Flow, Inc.	$1,996	$1,746
Meritor, Inc.	$3,199	$2,304
Coherent Inc.	$857	$6,471
Standex International Corporation	$752	$1,323
The Timken Company	$2,670	$3,660
ESCO Technologies Inc.	$571	$1,497
The Toro Company	$2,392	$6,773
WABCO Holdings Inc.	$2,810	$7,917
25th Percentile	$1,100	$1,663
Median	$1,955	$3,882
75th Percentile	$2,674	$6,907
Wabash National Corporation	$2,100	$1,328

Direct Compensation Elements

The following information describes, in detail, each direct compensation element, including a discussion of performance metrics, where applicable. It is intended that this information be read in conjunction with the information provided in the tables that follow this CD&A.

Base Salary

In determining salary levels for each of our NEOs (other than our CEO), the Committee takes into consideration a competitive market assessment provided to it by Meridian, which analyzes the pay practices at the peer group companies listed above, as well as several subjective factors previously discussed on page 32. The Committee also considers each NEO’s current salary as compared to an internal Company salary grade range for other employees, as well as the salary practices of the relevant peer group.

In determining the salary level for our CEO, the Committee takes into consideration the Proxy Peer Group assessment addressed above, as well as the annual performance evaluation of our CEO conducted by the Board’s Nominating & Corporate Governance Committee. In 2017, the Compensation Committee increased our CEO’s salary by 2.9% from $855,000 to $880,000 – after considering the Proxy Peer Group data, as well as the results of his performance evaluation, which noted his significant role in leading the Company to another year of excellent financial performance levels. The Committee also approved increases for each of the other NEOs, as follows, in each case in order to better align the NEO’s base salary with the Proxy Peer Group data: increase to $425,000 for our CFO (13.3%) increase to $500,000 for our President (20.5%); increase to $398,000 for our Group President – DPG (2.1%); our Group President – CTP’s salary for 2017 was increased to $340,000; and our SVP – Human Resources’ salary for 2017 was $310,000. Mr. Yeagy’s increase also reflected his promotion to President and Chief Operating Officer in October 2016, as he did not receive a change in compensation at that time.

Short-Term Incentive Plan

Our short-term incentive plan, or STI Plan, is designed to reward participants for meeting or exceeding financial and other performance goals during a calendar year, and is available to NEOs, as well as other executives and key associates. If STI Plan targets are met, participants receive a cash bonus. In short, we strive to pay for performance – we pay higher compensation when our management team achieves our predetermined goals, and lower compensation when it does not. The amount of the STI award actually paid to NEOs is determined by multiplying base salary by Target STI Rate (as described below under Approval of STI Rates) by Wabash National’s operating performance against the STI metrics (as described below under Performance Metrics for STI). Individual STI payouts cannot exceed the maximum as established in the approved plan. However, in addition to the satisfaction of performance metrics, participants in the STI Plan also had to meet or exceed personal performance criteria reviewed during the Company’s associate performance review process or their STI Award could be decreased or eliminated.

Performance Metrics for the 2017 STI Plan

For 2017, the Committee established Operating Income and Return on Invested Capital as the corporate-level performance metrics used in the calculation of STI awards. The Committee deemed these metrics appropriate for the short-term focus and business goals of the Company, as both metrics provide clear and easily measurable goals for Plan participants.

For those participants in the STI Plan who were employed at the corporate level of the Company, including the following NEOs – Messrs. Giromini, Taylor, Pitchford and Yeagy – payout under the STI Plan was contingent upon the achievement of pre-determined corporate-wide targets of Operating Income and Return on Invested Capital for Wabash National. Each performance metric was independent of the other in calculating whether corporate-level STI Plan participants would earn a STI Award, with 80% of the total STI Award dependent upon achievement of the Operating Income targets, and 20% upon achievement of the Return on Invested Capital targets.

For those participants in the STI Plan who were employed at a segment business unit (“SBU”) level of the Company, including one of our NEOs – Messrs. Smith and Weber – 40% of any award made under the STI Plan was contingent upon the achievement of the pre-determined Operating Income target at the corporate level, 20% was contingent upon the achievement of the pre-determined Return on Invested Capital target at the corporate level, and the remaining 40% of the STI Plan award was contingent upon the achievement of pre-determined Operating Income targets at the applicable SBU level. The targets described above and Wabash National’s actual performance results are listed in the table below under “2017 Performance Results for STI.”

Approval of STI Rates

After review and consideration of peer group data and discussion with Meridian, the Committee approves target STI rates, expressed as a percentage of base salary. In 2017, the Committee set target STI rates for our NEOs based on reference to the median target cash bonus rates of the relevant peer group. Our CEO’s target STI rate represents the rate set forth in his employment agreement, which the Proxy Peer Group data continues to indicate is an appropriate rate and consistent with the median. In 2017, the target STI rate for Messrs. Giromini and Weber remained unchanged at 100% and 65% respectively. Messrs. Taylor and Yeagy received target STI rate increases from 65% to 70% and 65% to 75%, respectively. Mr. Smith’s target STI rate was increased from 60% to 65% in October 2017 when he became an executive officer. Mr. Pitchford’s target STI rate was increased from 55% to 60%. The Committee’s 2017 approved STI Rates for each NEO are set forth below:

Target STI Rate
Mr. Giromini	100%
Mr. Taylor	70%
Mr. Yeagy	75%
Mr. Weber	65%
Mr. Smith	60/65 *
Mr. Pitchford	60%

*9 months at 60% and 3 months at 65%.

2017 Performance Results for STI

For our NEOs employed at the corporate level, as well as for those employed at the SBU level, the amount of the Total STI Award paid in 2017 was calculated in two steps, as follows:

	Corporate Level		SBU Level
1.	Base Salary x Target STI Rate = Target STI Bonus	1.	Base Salary x Target STI Rate = Target STI Bonus
2.	Target STI Bonus	2.	Target STI Bonus
	+ (20% x Actual Corporate ROIC Payout as a % of Target)		+ (20% x Actual Corporate ROIC Payout as a % of Target)
	+ (80% x Actual Corporate OI Payout as a % of Target)		+ (40% x Actual Corporate OI Payout as a % of Target)
	= Total STI Award Amount		+ (40% x SBU Corporate OI Payout as a % of Target)
			= Total STI Award Amount

Both the Operating Income and the Return on Invested Capital performance metrics under the STI Plan may be achieved at a threshold, target or maximum level. The threshold, target and maximum goals were based on various outcomes considered by the Compensation Committee, with the target amounts reflecting the Company’s operating budget approved by the Board.

Because annual targets for performance goals are set at levels based on our expected financial performance for the year, the Committee believes that paying at 200% of a performance metric’s target for superior performance (set at 115% or greater of the applicable metric under the Board-approved operating budget) provides appropriate incentive to achieve outcomes clearly exceeding target expectations. However, by capping the potential payout for such superior performance, the Committee believes this reduces the risk that executives might be motivated to pursue excessively high short-term goals to maximize short-term payouts, at the expense of the long-term performance of the Company.

The Committee further believes that threshold amounts, which are set at 85% or greater of the applicable metric under the Board-approved operating budget, represent sufficient performance to warrant incentive compensation, and that a potential payout equal to 50% of target is appropriate for such an achievement level. If the threshold level of performance for a particular goal is not achieved, the payout for that goal is zero. Actual performance payout is interpolated between the performance target levels set forth below.

The chart below details the goals necessary for the corporate–level NEOs (our CEO, CFO, President and SVP – Human Resources) to achieve STI payout in 2017, as well as the Company’s actual performance results, calculated in accordance with the STI Plan:

(Reported in millions, except for percentages)	Threshold	Target	Maximum	Actual
Return on Invested Capital ("ROIC") 20% of STI Award	15.8%	18.6%	21.4%	17.5%
Corporate Operating Income ("OI") 80% of STI Award	$130.0 million	$152.9 million	$201.9 million	$143.1 million
Performance Payout	50%	100%	200%	80% - ROIC 79% - Corp OI
Weighted Performance Payout to NEOs				79%
(as a % of target)				(Messrs. Giromini, Taylor, Yeagy and Pitchford)

The chart below details the corporate goals and the SBU Operating Income goals necessary for Messrs. Smith and Weber to achieve payout, as well as the actual performance results for Commercial Trailer and Diversified Products business units, calculated in accordance with the STI Plan:

(Reported in millions, except for percentages)	Threshold	Target	Maximum	Actual
Return on Invested Capital ("ROIC") 20% of STI Award	15.8%	18.6%	21.4%	17.5%
Corporate OI 40% of STI Award	$130.0 million	$152.9 million	$201.9 million	$143.1 million
Operating Income - CTP 40% of STI Award	$126.5 million	$148.8 million	$196.5 million	$154.0 million
Operating Income - DPG 40% of STI Award	$28.5 million	$33.5 million	$44.2 million	$20.4 million
Performance Payout on SBU OI Results	50%	100%	200%	108% - CTP OI 0% - DPG OI
Weighted Performance Payout to NEOs as a % of target)				91% - Smith (CTP) 47% - Mr. Weber (DPG)

As noted above, while actual performance against either metric might exceed the listed “Maximum” performance levels, STI Plan Awards are capped at a maximum of 200% of the STI Award that can be earned for meeting “Target” performance levels. The STI Plan Awards paid to each NEO under the STI Plan are also set forth in footnote 3 to the Summary Compensation Table below. The Committee did not exercise its authority to decrease or eliminate any NEO STI payouts for fiscal 2017. For fiscal 2017, STI award payouts to the NEOs represented approximately 18.6% of the total amount of STI award payouts to all eligible STI Plan participants.

As further discussed below in the section entitled Mark J. Weber Separation, Mr. Weber’s employment with the Company ended prior to the end of the 2017 fiscal year on June 15, 2017. The STI Plan Awards paid to each NEO under the STI Plan are also set forth in footnote 3 to the Summary Compensation Table below.

Long-Term Incentive Plan

Our long-term incentive plan, or LTI Plan, is designed to reward our executives, including NEOs, for increasing stockholder value. It is also intended to be used as an attraction and retention tool in recruiting and promoting executive talent. We believe that equity-based awards are an important part of an equitable structure because it is fair to our executives and to the Company that the level of rewards for our executives increase and decrease based on the return to stockholders.

Approval of LTI Award Values

In 2017, the Committee approved LTI awards consisting of Restricted Stock Units (“RSUs”) and Performance Stock Units (“PSUs”), each awarded under the stockholder-approved 2011 Omnibus Incentive Plan. The Committee establishes LTI award grant values to the NEOs based on the following factors: level of responsibility, individual performance, peer group data, and the number of shares available under the 2011 Omnibus Incentive Plan. Generally at its first regularly-scheduled Committee meeting each year, the Committee approves the anticipated LTI award values and mix after review and consideration of peer group data on target long-term incentives. At the time of grant, the Committee has the discretion to increase or decrease the base-level award to distinguish an individual’s level of past performance, to deliver particular LTI value, or to reflect other adjustments as the Committee deems necessary.

The Committee calculates and approves the actual number of each type of award granted to each NEO by: (1) setting the overall LTI award value, taking into account the factors discussed above, which is generally expressed as a percentage of the NEO’s salary grade mid-point; (2) calculating, at the close of the market on the day of the award grants, the targeted value to apply to each of the PSUs and RSUs; and (3) dividing the overall LTI award value for each NEO by the RSU and PSU targeted values, to reach the targeted award mix (see LTI Award Mix below for a discussion of the 2017 approved LTI Award mix). For detail regarding the calculated values of each of the awarded RSUs and PSUs, see the Grants of Plan-Based Awards table and footnote 5 thereto.

In establishing the LTI award values in 2017, the Committee increased the target LTI rates for our CEO (from 285% to 300% of salary grade mid-point) our CFO (from 135% to 145% of salary grade mid-point) and our President (from 125% to 160%). The Committee determined that it was appropriate to make these changes in light of common market practices, as well as the promotion of our President to his then current position. The target LTI rate for Group President – DPG remained unchanged. Mr. Smith’s target LTI rate was 125%. Mr. Pitchford’s target LTI rate was 100%. The Committee’s 2017 approved LTI award rates and salary grade mid-point values for each NEO are set forth below:

	2017 LTI Award Rate	2017 Salary Grade Mid-Point	2017 LTI Target Grant Value
Mr. Giromini	300%	$867,000	$2,601,000
Mr. Taylor	145%	$464,800	$673,960
Mr. Yeagy	160%	$535,000	$856,000
Mr. Weber	125%	$416,000	$520,000
Mr. Smith	125%	$416,000	$520,000
Mr. Pitchford	100%	$334,200	$334,200

LTI Award Mix

In 2017, the Committee approved a targeted award mix of 40% RSUs and 60% PSUs. The Committee believes this mix is appropriate to emphasize its goals of encouraging stock ownership in Wabash National, retaining NEOs in the long-term, focusing NEOs on long-term growth in stockholder value and setting compensation that is in line with market practice. The general terms for each form of equity awarded to the NEOs in 2017 are listed below:

	PSUs	RSUs
Performance Metrics	Relative Total Shareholder Return (50% weighting) Cumulative Operating EBITDA (30% weighting) and Cumulative Free Cash Flow (20% weighting)	None, with the exception of the RSUs granted to our CEO and President, which were conditioned upon the Company achieving at least $50 million in Operating Income in 2017
Performance Period	Three years	None
Vesting Period	Earned awards, if any, vest in full on third anniversary of the grant date	Award vests in full on third anniversary of the grant date
Restrictions/Expiration	Earned only upon achievement of at least threshold performance level, and paid out in Wabash National Common Stock upon vesting	Restricted until vesting date, at which time they are settled in Wabash National Common Stock

In addition to the restrictions listed above, all awards granted to the NEOs pursuant to the Company’s equity compensation plans are subject to the Company’s Stock Ownership Guidelines, which are discussed on page 44. See the Grants of Plan Based Awards table and footnotes on pages 52-53 for more information on LTI awards delivered to the NEOs, as well as the terms of the awards.

The Committee views the PSUs as performance-based awards because PSUs can only be earned upon achievement of the three-year performance metrics established by the Committee. Additionally, the Committee views the RSU awards to our CEO and our President as performance-based, as the RSUs to be earned by Messrs. Giromini and Yeagy were subject to a one-year performance period with a performance target of $50 million in Operating Income in fiscal year 2017, as well as a three-year time-based vesting period from the date of grant.

For fiscal 2017, the number of RSUs granted to the NEOs represented approximately 45% of the RSUs granted to all LTI Plan eligible participants, and the target number of PSUs granted (but not yet earned) to the NEOs represented approximately 63% of the target PSUs granted (but not yet earned) to all LTI Plan eligible participants. These proportions are consistent with our philosophy that as our associates, including NEOs, assume greater responsibility in the Company, a larger portion of incentive compensation should be focused on at-risk and long-term awards.

PSU Performance Metrics

The Committee established three independent performance metrics associated with the award of PSUs in 2017:

•	Relative Total Shareholder Return (“RTSR”);

•	Cumulative Operating EBITDA; and

•	Cumulative Free Cash Flow.

Each of these metrics are independent of the other in calculating whether LTI Plan participants will earn the PSUs attributable to such metric, with RTSR weighted at 50% of the total LTI Award, Cumulative Operating EBITDA weighted at 30% of the total LTI Award and Cumulative Free Cash Flow weighted at 20% of the total LTI Award. The Committee chose these metrics to emphasize the Company’s continued focus on growth and the creation of stockholder value in the long term.

Relative Total Shareholder Return

RTSR will be measured relative to a group of similarly cyclical companies over a three-year period, as the Committee believes this is the fairest way to track and reward Company performance with regard to stockholder return in a highly-cyclical industry. RTSR performance will be measured in relation to the following “Cyclical Peer Group”:

Actuant Corporation (ATU)	Meritor, Inc. (MTOR)
PACCAR, Inc. (PCAR)	Commercial Vehicle Group, Inc. (CVGI)
Modine Manufacturing Company (MOD)	Spartan Motors, Inc. (SPAR)
Crane Co. (CR)	Navistar International Corporation (NAV)
Tower International, Inc. (TOWR)	Federal Signal Corporation (FSS)
Oshkosh Corporation (OSK)	Trinity Industries, Inc. (TRN)

In the event any Cyclical Peer Group company ceases to be an independent, publicly traded company, or spins off one of its businesses during the performance period, the Committee may substitute an alternate cyclical company, in the order listed as follows: WABCO Holdings, Inc. (WBC), Timken Company (TKR) and Manitowoc Company (MTW).

The Cyclical Peer Group companies were recommended following Meridian’s analysis to best correlate each company’s cycle length and position in cycle, as compared to that of Wabash National. The start of the RTSR performance period for the 2017 awards was the close of the NYSE market on December 31, 2016 and Wabash National’s relative ranking versus the Cyclical Peer Group will be measured at the completion of the three-year performance period (close of the NYSE market on December 31, 2019). RTSR performance will be measured on full-month stock performance for December 2016 versus December 2019 (using average closing stock price performance for each month), by including only those companies who are in the Cyclical Peer Group as of the close of business on December 31, 2016 and continue as independent, publicly traded companies on December 31, 2019.

The Company must achieve an RTSR ranking level within the Cyclical Peer Group of nine or above by the end of the three-year performance period for the NEOs to earn at least 50% of the PSUs tied to the RTSR metric granted under the 2017 LTI Plan. The chart below details the potential RTSR award rates for various ranking levels that trigger payment of PSUs tied to the RTSR metric under the 2017 LTI Plan:

Wabash National RTSR Ranking	RTSR Award Rate
1st	200%
2nd	190%
3rd	180%
4th	160%
5th	140%
6th	120%
7th	100%
8th	75%
9th	50%
10th-13th	0%

Cumulative Operating EBITDA

The performance period for measurement of Cumulative Operating EBITDA began with the start of the Company’s fiscal year on January 1, 2017 and will continue through the close of the Company’s fiscal year on December 31, 2019.

Operating EBITDA is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation, impairment of goodwill or other intangibles and other non-operating income and expense. Cumulative Operating EBITDA Performance is calculated by totaling the Company’s Operating EBITDA results from each of the three performance period fiscal years.

The chart below details the level of Cumulative EBITDA Performance necessary for the NEOs to earn the PSUs tied to this metric granted under the 2017 LTI Plan:

Cumulative Operating EBITDA Performance

Cumulative Operating EBITDA as % of Target	Cumulative Operating EBITDA Award Rate
115%	200% (Maximum)
100%	100% (Target)
75%	50% (Threshold)
< 75%	0

If the Company fails to meet the “Threshold” performance level set forth above then our NEOs will not receive any portion of the PSU awards that are tied to this metric. And, while actual Cumulative Operating EBITDA might exceed the listed “Maximum” performance level, LTI Plan Awards are capped at a maximum of 200% of the LTI Award that can be earned for meeting “Target” performance levels. Actual performance payout is interpolated between the performance levels set forth above.

Cumulative Free Cash Flow

The performance period for measurement of Cumulative Free Cash Flow began with the start of the Company’s fiscal year on January 1, 2017 and will continue through the close of the Company’s fiscal year on December 31, 2019.

Cumulative Free Cash Flow represents the cash the company is able to generate after spending the money required to maintain or expand its asset base. It is calculated as follows: Cumulative Operating EBITDA less cash interest, cash taxes and capital expenditures plus/minus the change in working capital (excluding income tax accruals).

The chart below details the level of Cumulative Free Cash Flow Performance necessary for the NEOs to earn the PSUs tied to this metric granted under the 2017 LTI Plan:

Cumulative Free Cash Flow Performance

Cumulative Free Cash Flow as% of Target	Cumulative Free Cash Flow Award Rate
115%	200% (Maximum)
100%	100% (Target)
75%	50% (Threshold)
< 75%	0

Cumulative Operating EBITDA and Cumulative Free Cash Flow will be adjusted to exclude: any cumulative effects of changes in GAAP during the performance period; cumulative effect of changes in applicable tax laws resulting in a discrete item of tax expense or benefit to the Company during the performance period; the transaction costs (including legal, due diligence and investment banking expenses) of any merger, acquisition or divestiture consummated during the performance period that has a total purchase or sale price of more than $30 million; any asset write-down or goodwill impairment expense during the performance period that exceeds $3 million; expenses associated with judgements or the settlement of any claims during the performance period that exceed $3 million; and the effects of items that are either of an unusual nature or infrequently occurring, as described in Financial Accounting Standards Board Accounting Standards Update No. 2015-01.

Calculation of Total PSUs Earned at End of Three-Year Performance Period

Assuming achievement of the goals associated with the RTSR, Cumulative Operating EBITDA and Cumulative Free Cash Flow performance metrics, the total number of PSUs that will be earned by the NEOs at the end of the three-year performance period will be calculated as follows:

Number of PSUs granted (but not yet earned) to NEOs in 2017

+ (50% x Actual RTSR Ranking Award Rate)

+ (30% x Actual Cumulative Operating EBITDA Award Rate, as a Percentage of Target)

+ (20% x Actual Cumulative Free Cash Flow Award Rate, as a Percentage of Target)

= Total Earned PSUs

Payout of PSUs for 2015 to 2017 Performance Cycle

The PSUs granted on February 17, 2015 were subject to a three-year performance period established by the Compensation Committee in the Company’s 2015 LTI Plan, which ended on December 31, 2017. Under the Company’s 2015 LTI Plan, the Committee established two performance metrics – RTSR and Cumulative EBITDA Performance – for measurement over the three-year period. These metrics were independent of the other in calculating whether LTI Plan participants would earn the PSUs tied to such metric, with each metric weighted at 50% of the total LTI Award. As of December 31, 2017:

•	The Company ranked 3rd within the Cyclical Peer Group with regard to the RTSR metric (resulting in NEOs earning 180% of the portion of the award tied to that metric), and

•	The Company achieved Cumulative EBITDA over the performance period of $672 million, which exceeded the “Maximum” performance level ($620 million) with regard to the Cumulative EBITDA Performance metric (resulting in NEOs earning 200% of the portion of the award tied to that metric).

As a result, each NEO, except Mr. Weber, earned 190% of the targeted number of PSUs granted to them in February 2015. Each earned PSU vested on February 17, 2018, which was three years from the original date of grant. Upon vesting, each NEO received one share of the Company’s Common Stock for each fully vested PSU.

Because Mr. Weber’s employment with the Company ended effective June 15, 2017, all unvested PSUs were forfeited. See the section entitled Mark J. Weber Separation.

LTI Grant Practices

Grants of equity awards are generally made to our executives, including NEOs, at one time each year pursuant to the LTI Plan. The Compensation Committee typically reviews and approves awards and award levels under the LTI Plan in February of each year in conjunction with regularly scheduled meetings of the Compensation Committee and the Board of Directors, which occur after the release of year-end financial results from the previous year.

While most of our equity awards are made at the above-described time period, we occasionally make grants of RSUs to executives at other times, including in connection with the initial hiring of a new executive or a promotion. We do not have any specific program, plan or practice related to the timing of equity award grants to executives in coordination with the release of non-public information.

Mr. Giromini, who also serves as a director of the Company, has the authority to grant awards such as inducement grants within prescribed parameters under the 2011 and 2017 Omnibus Incentive Plans to Company associates who are not officers or directors of the Company. Mr. Giromini is the only officer who has the authority to grant these equity awards. No other executive officer has the authority to grant any equity awards under the Plan.

Executive Stock Ownership Guidelines and Insider Trading Policy

In February 2005, we first adopted stock ownership guidelines for our executive officers, including our NEOs. Upon evaluation of prevalent market practices, we revised these guidelines in September 2011.

These guidelines are designed to encourage our executive officers to work towards and maintain a certain equity stake in the Company and more closely align their interests with those of other stockholders. Our current stock ownership guidelines provide that each executive is required to hold 65% of all Company shares received through the Company’s incentive compensation plans (the “Executive Holding Requirement”) until the executive achieves the target ownership levels set for his/her position. Once a Company executive has achieved his/her stated target ownership level, s/he is no longer required to adhere to the Executive Holding Requirement, unless and until his/her ownership level falls below the target. The target ownership levels are as follows:

CEO	Five (5) times base salary
Executive Vice Presidents	Three (3) times base salary
Senior Vice Presidents	Two-and-one-half (2 ½) times base salary

For purposes of calculating target ownership levels, the following types of Company shares are counted: stock owned by the executive (including through retirement plans); vested and unvested restricted stock and restricted stock units; and, performance stock units deemed earned, but not yet vested. Company executives are required to comply with the guidelines immediately upon hire or promotion. However, executives may forfeit shares to pay taxes upon vesting of shares and/or the exercise price upon stock option exercise. The Compensation Committee reviews compliance with the guidelines on a periodic basis; as of December 31, 2017, all of our NEOs, with the exception of Mr. Smith, have achieved their target ownership levels.

Under our Insider Trading Policy, our executive officers, including our NEOs are prohibited from engaging in:

a)	selling short our Common Stock;
b)	pledging of Company securities and/or holding Company securities in margin accounts; and
c)	hedging and/or offsetting transactions regarding our Common Stock.

Indirect Compensation Elements

The following sections describe each indirect compensation element. It is intended that this information be read in conjunction with the information provided in the tables that follow this CD&A.

Perquisites

We offer our NEOs various perquisites that the Committee believes are reasonable to remain competitive. These perquisites constitute a small percentage of total compensation. The Committee conducts an annual review of perquisites offered to the NEOs as part of the Committee’s overall NEO compensation review process. For more information on these perquisites and to whom they are provided, see footnote 5 to the Summary Compensation Table. In addition to the items listed in the aforementioned footnote, NEOs, as well as other Company employees, are also provided access to general financial planning services and Wabash National-sponsored seats at a local sporting venue for personal use when not occupied for business purposes, both at no incremental cost to the Company.

Retirement Benefits

Retirement Benefit Plan

The Company has adopted a Retirement Benefit Plan that is also applicable to our NEOs. The purpose of the plan is to clearly define benefits that are provided to qualified associates who retire from the workforce after service to the Company. Additional information regarding this Plan, including definitions of key terms and a quantification of retirement benefits, is set forth below in the section entitled Potential Payments on Termination or Change-in-Control.

Tax-qualified Defined Contribution Plan

We maintain a tax-qualified defined contribution plan in the form of a traditional 401(k) plan with a Roth 401(k) option, either of which is available to a majority of the Company’s associates, including the NEOs. When the Company’s financial performance allows, the Company matches dollar-for-dollar the first 3% of compensation an associate places into these plans, and matches one-half of the next 2% contributed by the associate to the plan, up to federal limits. Any annual Company matches are reported under the “All Other Compensation” column, and related footnote 5, of the Summary Compensation Table.

Deferred Compensation Benefits

We maintain a non-qualified, unfunded deferred compensation plan that allows our directors and eligible highly-compensated associates, including the NEOs, to voluntarily elect to defer certain forms of compensation prior to the compensation being earned and vested. We make the non-qualified plan available to our highly-compensated associates as a financial planning tool and as an additional method to save for retirement. Executive officers do not receive preferential earnings on their deferred compensation. As a result, we do not view earnings received on contributions to the deferred compensation plan as providing executives with additional compensation. All deferred compensation benefits are designed to attract, retain, and motivate associates. Such deferred compensation benefits are commonly offered by companies with whom we compete for talent.

The Company matches dollar-for-dollar the first 3% of compensation an associate places into the non-qualified deferred compensation plan, and matches one-half of the next 2% the associate contributes to the plan. Any annual Company matches are reported under the “All Other Compensation” column, and related footnote 5, of the Summary Compensation Table.

Participants in the Deferred Compensation Plan are general creditors of the Company. For additional information, see the Non-Qualified Deferred Compensation Table below.

Potential Payments Upon Change-in-Control and Other Potential Post-Employment Payments

Executive Severance Plan

On December 9, 2015, the Company adopted the Wabash National Corporation Executive Severance Plan (the “ESP”). The ESP became effective as of January 1, 2016 and was adopted to provide enhanced severance protections to certain executives who are designated by the Compensation Committee as eligible to participate in the ESP, including all of the NEOs. The ESP is not intended to duplicate any benefits that may be provided under other Company compensation plans or arrangements, but rather to provide enhanced benefits to certain executives who agree to execute a release, non-compete, and non-solicitation agreement with the Company upon termination. For additional information regarding the ESP, including definitions of key terms and benefits, see the section entitled Potential Payments on Termination or Change in Control.

Other Severance and Change-in-Control Agreements

In 2017, we did not have individual employment or severance agreements with any of our NEOs, other than an employment agreement with Mr. Giromini, which automatically renews on an annual basis unless either the Board or Mr. Giromini chooses not to renew it. Mr. Giromini’s agreement provides for payments and other benefits if his employment terminates based upon certain qualifying events, such as termination “without cause” or leaving employment for “good reason.” The Board believed these terms, which were originally negotiated when Mr. Giromini was initially hired in 2002, were necessary to hire Mr. Giromini and were consistent with industry practice. In deciding to renew Mr. Giromini’s contract in 2017, the Board determined that such terms remained consistent with industry practice. On December 14, 2017, Mr. Giromini executed a transition agreement, which will become effective and replace the employment agreement on June 1, 2018. Under the transition agreement, if Mr. Giromini is terminated without cause (including for disability) between June 1, 2018 and June 1, 2019, he will be entitled to receive all cash compensation in a lump sum, and continuation of all benefits, set forth under the transition agreement, and his equity awards will be treated in accordance with the Company’s Retirement Benefit Plan. For more information on Mr. Giromini’s employment agreement, see pages 62-64.

We have adopted a Change in Control Plan applicable to NEOs, as well as other executives of the Company, as specifically designated by our Board of Directors. We determined that this plan was appropriate based on the prevalence of similar plans within the market, as well as the dynamic nature of the business environment in which we operate. We also believe the Change in Control Plan, similar to the severance provisions of Mr. Giromini’s employment agreement, is an appropriate tool to motivate executive officers to exhibit the proper behavior when considering potential business opportunities. By defining compensation and benefits payable under various merger and acquisition scenarios, change-in-control agreements enable the NEOs to set aside personal financial and career objectives and focus on maximizing stockholder value. These agreements help to minimize distractions such as the officer’s concern about what may happen to his or her position, and help to keep the officer focused on the Company’s and its stockholders’ best interests in analyzing opportunities that may arise. Furthermore, they ensure continuity of the leadership team at a time when business continuity is of paramount concern. Under the terms of his employment agreement, renewed most recently in 2017, Mr. Giromini is entitled to receive the greater of the benefits pursuant to our Change in Control Plan or his employment agreement, but not both, until his employment agreement is replaced by the transition agreement on June 1, 2018 as described above.

Additional information regarding these provisions, including a definition of key terms and a quantification of benefits that would be received assuming a triggering event on December 31, 2017, is set forth below in the Potential Payments on Termination or Change in Control – Payment and Benefit Estimates table.

Mark J. Weber Separation

Mr. Weber resigned from the Company in June 2017 in order to pursue other opportunities. This was treated as a termination without cause under the ESP, and therefore Mr. Weber was eligible to receive compensation and benefits under the plan.

Pursuant to the terms of the ESP, Mr. Weber was provided severance payments equal to 150% of his base salary and target annual incentive award (totaling $985,050) paid during the 18-month period following Mr. Weber’s departure from the Company, a prorated portion of his annual cash incentive for 2017 (totaling $60,483), and reimbursement for welfare benefits continuation (totaling $29,689). Any outstanding equity awards granted were treated as provided in the applicable plans and award agreements.

Executive Life Insurance Program

Pursuant to the terms of his employment agreement, we maintain a life insurance policy on Mr. Giromini. We have purchased and maintain this policy but provide Mr. Giromini with an interest in the death benefit. Mr. Giromini is responsible for taxes on the income imputed in connection with this agreement under Internal Revenue Service rules. Upon termination of employment, the life insurance policy will be assigned to Mr. Giromini or his beneficiary. This was a negotiated benefit entered into when Mr. Giromini began employment with the Company.

Compensation Committee Report

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Wabash National Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (including through incorporation by reference to this Proxy Statement).

COMPENSATION COMMITTEE

Martin C. Jischke
John G. Boss
John E. Kunz
Larry J. Magee
Ann D. Murtlow
Scott K. Sorensen

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors in 2017 consisted of Dr. Jischke, Mrs. Murtlow and Messrs. Boss, Kunz, Magee and Sorensen. None of these individuals is currently, or has ever been, an officer or associate of Wabash National or any of our subsidiaries. In addition, during 2017, none of our executive officers served as a member of a board of directors or on the compensation committee of any other entity that had an executive officer serving on our Board of Directors or on our Compensation Committee.

Executive Compensation Tables

In this section, we provide tabular and narrative information regarding the compensation of our NEOs for the fiscal year ended December 31, 2017.

Summary Compensation Table
for the Year Ended December 31, 2017

The following table summarizes the compensation of the NEOs for the year ended December 31, 2017 and for the years ended December 31, 2016 and 2015. The NEOs are the Company’s Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers in 2017 as determined by calculating total compensation pursuant to the table below.

Name and Principle Position	Year	Salary (1)	Bonus (2)	Non-Equity Incentive Plan Compensation (3)	Stock Awards (4)	Option Awards (4)	All Other Compensation (5)	Total ($)
Richard J. Giromini	2017	$880,000	-	$695,200	$3,041,852	-	$152,661	$4,769,713
Chief Executive Officer,	2016	$855,000	-	$974,700	$2,770,403	-	$161,703	$4,761,806
Director	2015	$857,808	-	$1,715,616	$1,944,163	$412,776	$192,624	$5,122,987

Jeffery L. Taylor	2017	$425,000	-	$235,025	$788,260	-	$41,771	$1,490,056
Senior Vice President,	2016	$375,000	-	$277,875	$724,138	-	$41,049	$1,418,061
Chief Financial Officer	2015	$334,712	-	$435,125	$472,981	$100,372	$43,162	$1,386,352

Brent L. Yeagy	2017	$500,000	-	$296,250	$1,001,270	-	$42,665	$1,840,185
President, Chief Operating Officer	2016	$415,000	-	$335,786	$597,962	-	$39,230	$1,387,977
Director	2015	$387,058	-	$503,175	$472,981	$100,372	$46,091	$1,509,677

Mark J. Weber (6)	2017	$197,980	-	$60,483	$608,212	-	$367,482	$1,234,157
Senior Vice President, Group President	2016	$390,000	-	$197,730	$597,962	-	$38,308	$1,224,000
Diversified Products	2015	$387,673	-	$415,780	$472,981	$100,372	$47,471	$1,424,277

Dustin T. Smith	2017	$298,469	-	$166,388	$562,607	-	$33,679	$1,061,142
Senior Vice President, Group President,
Commercial Trailer Products

William D. Pitchford Senior Vice President, Human Resources & Asst. Secretary	2017	$310,000	-	$146,940	$390,857	-	$34,268	$882,065

*	All reported values are rounded to the nearest dollar; as a result, the value reported in the “Total” column above may not reflect the sum of all other values reported in this table.

(1)	This column includes base salary for each NEO, including amounts deferred by the NEOs under the Company’s Non-Qualified Deferred Compensation Plan. For salary amounts deferred in 2017, see the first column of the Non-Qualified Deferred Compensation table on page 58. In 2015, this column reported actual base salary earnings for each NEO, which could differ from base salary if the regularly scheduled pay period spanned over two fiscal years. For example, in 2015, “base salary” for our NEOs with 2015 compensation shown above was: Mr. Giromini - $830,000; Mr. Taylor - $325,000; Mr. Yeagy - $375,000; and Mr. Weber - $375,000, which differs from the base salary earnings reported for that year.

(2)	Our annual bonuses are performance based, not discretionary, and are therefore included as Non-Equity Incentive Plan Compensation in the table above.

(3)	For 2017, Non-Equity Incentive Plan Compensation includes cash awards under the Company’s 2017 STI Plan. Cash awards earned for the performance period ending December 31, 2017 were paid to NEOs in March 2018 unless deferred by the NEO under the Company’s Non-Qualified Deferred Compensation Plan. The following table shows the awards earned under the 2017 STI Plan. All reported values are rounded to the nearest dollar:

2017 STI Plan Awards

	Target Award		Actual
	as %		Performance as
	of Base		%
Name	Salary	Base Salary	of Target	Award Amount
Richard J. Giromini	100%	$880,000	79%	$695,200
Jeffery L. Taylor	70%	$425,000	79%	$235,025
Brent L. Yeagy	75%	$500,000	79%	$296,250
Mark J. Weber(a)	65%	$197,980	47%	$60,483
Dustin T. Smith(b)	60/65%	$340,000	91%	$166,388
William D. Pitchford	60%	$310,000	79%	$146,940

a)	Mr. Weber left the Company effective June 15, 2017. This was treated as a “termination without cause” under the Executive Severance Plan and, therefore, Mr. Weber was paid $60,483, a prorated portion of his award amount under the STI Plan.

b)	Mr. Smith's award reflects a pro-ration of 60% for nine months and 65% for three months due to his promotion to Senior Vice President, Group President, Commercial Trailer Products. At the time of his promotion, he also received a base salary increase to $340,000.

For additional information on our STI Plan structure in 2017, including plan metrics and performance measurements, see the CD&A relating to our STI Plan on pages 36-38.

(4)	Amounts represent the aggregate grant date fair value of grants made to each NEO during 2017 under the Company’s 2017 LTI Plan, as computed in accordance with FASB ASC Topic 718. The values in these columns exclude the effect of estimated forfeitures. Grants in 2017 consisted of restricted stock units (RSUs) and performance stock units (PSUs) awarded under the Company’s stockholder-approved 2011 Omnibus Incentive Plan. For the per-share grant date fair values applicable to the RSUs and PSUs see the Grants of Plan Based Awards table. The following table shows the number of each award granted at “Target” performance levels under the 2017 LTI Plan:

2017 LTI Plan Awards

Name	RSUs (#)	PSUs (#)
Richard J. Giromini	50,550	75,830
Jeffery L. Taylor	13,100	19,650
Brent L. Yeagy	16,640	24,960
Mark J. Weber	10,110	15,160
Dustin T. Smith	14,000	9,740
William D. Pitchford	6,500	9,740

As discussed in the CD&A, the PSUs reported above have not yet been earned by the NEOs and will be earned only upon achievement of the Committee-approved performance metrics during the three-year performance period. (See page 43). The PSUs reported above represent the “Target” payout level of PSUs. At “Maximum” payout level, assuming the Company achieves “Maximum” performance levels for both LTI performance metrics, the payout of PSUs would be 200% of “Target,” with award payouts to each of the NEOs as follows: Mr. Giromini – 151,660, with a grant date fair value of $3,121,163; Mr. Taylor – 39,300, with a grant date fair value of $808,794; Mr. Yeagy – 49,920, with a grant date fair value of $1,027,353; Mr. Weber – 30,320, with a grant date fair value of $623,986; Mr. Smith – 19,480, with a grant date fair value of $400,898; and Mr. Pitchford – 19,480, with a grant date fair value of $400,898. All reported grant date fair values are rounded to the nearest dollar. Due to Mr. Weber’s resignation, his RSUs and PSUs were forfeited.

For additional information on our LTI Plan structure in 2017, including plan metrics and performance measurements, see the CD&A relating to our LTI Plan on pages 38-43. All awards granted to the NEOs during 2017 are subject to the Company’s stock ownership guidelines. RSUs will vest in full three years after the grant date. Earned PSUs will vest three years after the grant date, providing each participant with one share of the Company’s Common Stock for each vested PSU.

Further information regarding the valuation of equity awards can be found in Note 9 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2017. We caution that the amounts reported in the table for equity awards and, therefore, total NEO compensation may not represent the amounts that the NEOs will actually realize from the awards. Whether, and to what extent, an NEO realizes value will depend on a number of factors, including our performance and stock price.

(5)	The following table provides details about each component of the “All Other Compensation” column. All reported values are rounded to the nearest dollar. Amounts in this column consist of: (i) payments with respect to our 401(k) and non-qualified deferred compensation plans; (ii) payments with respect to term life insurance for the benefit of the respective NEO; (iii) payments with respect to the Executive Life Insurance Plan; and (iv) miscellaneous compensation or perquisites.

For 2017, the amount reported in “Misc Perquisites” for Mr. Giromini includes $69,878 in payments with respect to the Executive Life Insurance Plan.

Name	Severance (a)	Company Contributions to Defined Contribution Plans (b)	Misc Perquisites (c)	Total All Other Compensation
Richard J. Giromini	-	$74,384	$78,277	$152,661
Jeffery L. Taylor	-	$37,317	$4,454	$41,771
Brent L. Yeagy	-	$39,985	$2,680	$42,665
Mark J. Weber	$355,713	$10,911	$858	$367,482
Dustin T. Smith		$31,010	$2,669	$33,679
William D. Pitchford	-	$26,342	$7,925	$34,268

(a)	Mr. Weber was eligible for severance compensation pursuant to the Executive Severance Plan described infra.

(b)	Company contributions to defined contribution plans include Company “matches” against cash compensation (salary or bonus) deferred by an NEO into the Company’s 401(k) and non-qualified deferred compensation plans. See the CD&A under Deferred Compensation Benefits and Retirement Benefits on pages 45 as well as the Non-Qualified Deferred Compensation table on page 58 for additional information regarding the Company’s deferred compensation match programs.

(c)	Miscellaneous perquisites include: amounts paid with respect to long-term disability insurance and term life insurance for the benefit of the respective NEO, including the Executive Life Insurance Plan for Mr. Giromini; executive physicals and health club discounts; credit monitoring services; Company matching contributions to health savings accounts; and, as applicable, tax gross ups associated with such benefits.

(6)	Mr. Weber left the company effective June 15, 2017. His full year base salary was set at $398,000. During 2017, he received $197,980 in salary before he departed. He was granted equity with a value of $608,212 which grant was forfeited upon his departure from the Company. He further received $355,713 in severance pursuant to the Executive Severance Plan described infra, and $10,911 in Company contributions to defined contribution plans and $858 in miscellaneous perquisites, as described in footnote 5 above.

Grants of Plan-Based Awards
for the Year Ended December 31, 2017

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock and Option
Name	Grant Date (1)	Threshold ($) (50%)	Target ($) (100%)	Maximum ($) (200%)	Threshold (#) (50%)	Target (#) (100%)	Maximum (#) (200%)	Units (4) (#)	Awards (5) ($)
	2/22/2017	$440,000	$880,000	$1,760,000	-	-	-	-	-
Richard J. Giromini	2/22/2017	-	-	-	37,915	75,830	151,660	-	$2,001,533
	2/22/2017	-	-	-	-	-	-	50,550	$1,040,319
	2/22/2017	$148,750	$297,500	$595,000	-	-	-	-	-
Jeffery L. Taylor	2/22/2017	-	-	-	9,825	19,650	39,300	-	$518,662
	2/22/2017	-	-	-	-	-	-	13,100	$269,598
	2/22/2017	$187,500	$375,000	$750,000	-	-	-	-	-
Brent L. Yeagy	2/22/2017	-	-	-	12,480	24,960	49,920	-	$658,819
	2/22/2017	-	-	-	-	-	-	16,640	$342,451
	2/22/2017	$129,350	$258,700	$517,400	-	-	-	-	-
Mark J. Weber(6)	2/22/2017	-	-	-	7,580	15,160	30,320	-	$400,148
	2/22/2017	-	-	-	-	-	-	10,110	$208,064
	2/22/2017	$110,500	$221,000	$442,000	-	-	-	-	-
Dustin T. Smith(7)	2/22/2017	-	-	-	4,870	9,740	19,480	-	$257,087
	2/22/2017	-	-	-	-	-	-	6,500	$133,770
	10/1/2017	-	-	-	-	-	-	7,500	$171,150
	2/22/2017	$93,000	$186,000	$372,000	-	-	-	-	-
William D. Pitchford	2/22/2017	-	-	-	4,870	9,740	19,480	-	$257,087
	2/22/2017	-	-	-	-	-	-	6,500	$133,770

(1)	As discussed under “LTI Grant Practices” in the CD&A above, the grant date of equity awards is set by our Board of Directors with a date that is generally the date the awards are approved by the Compensation Committee.

(2)	These columns show the range of cash payouts targeted for 2017 performance under our STI Plan as described in the section titled “Short-Term Incentive Plan” in the CD&A. In February 2017, the Compensation Committee recommended, and our Board of Directors approved, STI Plan awards for all eligible associates, including awards to the NEOs (for a detailed description of the awards, see pages 36-38 in the CD&A).

(3)	Represents the potential payout range of PSUs granted in 2017 pursuant to the 2011 Omnibus Incentive Plan. As set forth in the chart below, the number of PSUs actually earned by each NEO will be dependent upon meeting Company financial performance targets over a three-year performance period, as established in the Company’s 2017 LTI Plan. Under the Company’s 2017 LTI Plan, the Committee established three performance metrics – Relative Total Shareholder Return (“RTSR”), Cumulative Operating EBITDA and Cumulative Free Cash Flow; these metrics are independent of the other in calculating whether LTI Plan participants will earn the PSUs, with RTSR weighted at 50% of the target value of the PSUs, Cumulative Operating EBITDA weighted at 30% of the target value of the PSUs and Cumulative Free Cash Flow weighted at 20% of the target value of the PSUs. No PSUs will be awarded unless the Company meets the “Threshold” achievement level on at least one of these metrics at the end of the three-year performance period. The maximum number of PSUs each NEO could earn, assuming the Company achieves the established “Maximum” performance level on each of the performance metrics, is listed in the “Maximum Achievement Level” column. For a detailed description of the awards and the PSUs the NEOs will earn as a result of Company achievement against each of the performance metrics described above, see pages 38-43 in the CD&A, under Long-Term Incentive Plan. The amounts reported in the table below have been rounded to the nearest whole PSU.

Each earned PSU will vest in full on the three-year anniversary of the date of grant, which was February 22, 2017. Upon vesting, the recipient is entitled to receive one share of the Company’s Common Stock for each fully vested PSU. Dividends are not paid or accrued on the PSU awards unless and until the Company has met the performance metrics described above.

	Grant at Threshold Achievement Level of Each Performance Metric			Grant at Target Achievement Level of Each Performance Metric			Grant at Maximum Achievement Level of Each Performance Metric
	(#)			(#)			(#)
Name	Relative Total Shareholder Return	Cumulative Operating EBITDA	Cumulative Free Cash Flow	Relative Total Shareholder Return	Cumulative Operating EBITDA	Cumulative Free Cash Flow	Relative Total Shareholder Return	Cumulative Operating EBITDA	Cumulative Free Cash Flow
Richard J. Giromini	18,958	11,375	7,583	37,915	22,749	15,166	75,800	45,480	30,320
Jeffery L. Taylor	4,913	2,948	1,965	9,825	5,895	3,930	19,650	11,790	7,860
Brent L. Yeagy	6,240	3,744	2,496	12,480	7,488	4,992	24,960	14,976	9,984
Mark J. Weber	3,790	2,274	1,516	7,580	4,548	3,032	15,160	9,096	6,064
Dustin T. Smith	2,435	1,461	974	4,870	2,922	1,948	9,740	5,844	3,896
William D. Pitchford	2,435	1,461	974	4,870	2,922	1,948	9,740	5,844	3,896

(4)	Amounts represent the number of RSUs granted pursuant to the 2011 Omnibus Incentive Plan, which vest in full on the three-year anniversary of the date of grant. These awards were granted on February 22, 2017, and upon vesting, the recipient is entitled to receive one share of the Company’s Common Stock for each fully vested RSU. Dividends, when paid, will accrue on RSUs at the same rate as on shares of our Common Stock, but any dividends so declared by the Company will not be paid to holders of RSUs unless and until the RSUs vest to the grantee.

(5)	The amounts shown in this column represent the grant date fair market value of the PSUs and RSUs granted on February 22, 2017, as determined pursuant to FASB ASC Topic 718, and exclude the effect of estimated forfeitures. The amount reported for the PSUs represents the grant date fair market value of the PSUs at “Target.” For PSUs, the fair value for 50% of the award (the portion of the award requiring achievement of established Cumulative Operating EBITDA and Cumulative Free Cash Flow metrics) was the market value of the underlying stock on the grant date (which was $20.58); the fair value for the other 50% of the PSU award (the portion of the award requiring achievement of established RTSR metrics, which is a market-based metric) was $32.21, which was calculated using a Monte Carlo pricing model used to value market-based metrics. For RSUs, the fair value on the grant date was $20.58, which was the market value of the underlying stock on the dates of grant.

(6)	Mr. Weber left the Company effective June 15, 2017. As such, he received a prorated portion of his annual cash incentive for 2017 and all unvested PSUs, RSUs, and options were forfeited.

(7)	Mr. Smith received a grant of 7,500 RSUs at the time of his becoming an executive officer on October 1, 2017. This grant will vest October 1, 2020.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

For Mr. Giromini, the amounts disclosed in the tables above are in part a result of the terms of his employment agreement. We have no other employment agreements with our NEOs.

Effective January 1, 2007, the Board appointed Mr. Giromini to serve as Chief Executive Officer and his employment agreement was amended. The following is a description of Mr. Giromini’s employment agreements in effect since 2002. In June 2002, we entered into an employment agreement with Mr. Giromini to serve as Chief Operating Officer effective July 15, 2002 through July 15, 2003. Mr. Giromini’s initial base salary was $325,000 per year, subject to annual adjustments. On January 1, 2007, in connection with Mr. Giromini becoming our Chief Executive Officer, we entered into an amendment to his employment agreement to provide that Mr. Giromini’s title and duties would be those of the President and Chief Executive Officer. The amendment provided that Mr. Giromini would receive an annual base salary of not less than $620,000, with eligibility for an annual incentive bonus targeted at 80% of his base salary, which was increased by the Compensation Committee in February 2010 to 100% of his base salary. The actual annual incentive bonus for Mr. Giromini may range from 0% to 200% of base salary and is determined at the discretion of the Compensation Committee on an annual basis, based upon Company and individual performance criteria set by the Committee each year. In addition, Mr. Giromini is entitled to payment of an additional sum to enable him to participate in an executive life insurance program. Effective December 31, 2010, we entered into an amendment to his employment agreement for purposes of clarifying language in connection with Section 409A of Code.

The term of Mr. Giromini’s employment agreement is one year, but it automatically renews for an additional year unless either the Board or Mr. Giromini chooses not to renew the agreement by providing notice to the other party not less than 60 days prior to the end of the then current term. As such, at least 60 days prior to the end of the one-year term, the Compensation Committee evaluates the agreement and Mr. Giromini’s performance to determine if the agreement should renew for another one-year term. Mr. Giromini’s agreement provides for payments and other benefits if his employment terminates based upon certain qualifying events, such as termination “without cause” or leaving employment for “good reason.” The Board believed these terms, which were originally negotiated when Mr. Giromini was initially hired in 2002, were necessary to hire Mr. Giromini and were consistent with industry practice at that time. In deciding to allow Mr. Giromini’s contract to renew in 2017, the Board determined that such terms remained consistent with industry practice. A description of the termination provisions, whether or not following a change-in-control, and a quantification of benefits that would be received by Mr. Giromini can be found under the heading “Potential Payments upon Termination or Change-in-Control.”

On December 14, 2017, Mr. Giromini executed a transition agreement, pursuant to which, after Mr. Giromini steps down as Chief Executive Officer on June 1, 2018, he will continue his employment in a non-officer position through June 1, 2019, to assist in the Company’s leadership transition. The transition agreement provides that Mr. Giromini’s annual base salary shall be $600,000, and he shall be eligible to continue to participate in the Company’s 2018 Short Term Incentive Plan maintained by the Company for the remainder of the bonus year, from June 2, 2018 through December 31, 2018, at the same target percentage and subject to the same performance goals established by the Compensation Committee at the beginning of the annual performance period. He will not be eligible to participate in the Company’s 2019 Short Term Incentive Plan and he is not expected to receive further long term equity incentive awards. Mr. Giromini’s current health and welfare benefits and other executive perquisites will continue unchanged during the continued employment period. Under the transition agreement, if Mr. Giromini is terminated without cause (including for disability) between June 1, 2018 and June 1, 2019, he will be entitled to receive all cash compensation in a lump sum, and continuation of all benefits, set forth under the transition agreement, and his equity awards will be treated in accordance with the Company’s Retirement Benefit Plan.

Outstanding Equity Awards at Fiscal Year-End
December 31, 2017

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	(1) Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	(2) Market Value of Unexercised Options ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Yet Vested (#)		(2) Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		(2) Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)
Richard J. Giromini	2/6/2008	58,300	-		$8.57	$765,479	2/6/2018	-		-	-		-
	2/23/2011	96,051	-		$10.21	$1,103,626	2/23/2021	-		-	-		-
	2/23/2012	118,230	-		$10.85	$1,282,796	2/23/2022	-		-	-		-
	2/20/2013	72,690	-		$9.61	$878,822	2/20/2023	-		-	-		-
	2/19/2014	40,370	-		$13.32	$338,301	2/19/2024	-		-	-		-
	2/17/2015	31,200	15,600		$14.16	$352,872	2/17/2025	44,284	(3)	$960,963	-		-
	2/17/2015	-	-		-	-	-	142,291	(4)	$3,087,715	-		-
	2/17/2016	-	-		-	-	-	90,593	(5)	$1,965,868	114,516	(7)	$2,484,997
	2/22/2017							50,550	(6)	$1,096,935	75,830	(8)	$1,645,511
Jeffery L. Taylor	2/20/2013	4,620	-		$9.61	$55,856	2/20/2023	-		-	-		-
	2/19/2014	8,170	-		$13.32	$68,465	2/19/2024	-		-	-		-
	2/17/2015	7,587	3,793		$14.16	$85,805	2/17/2025	10,930	(3)	$237,181	-		-
	2/17/2015	-	-		-	-	-	34,618	(4)	$751,211	-		-
	2/17/2016	-	-		-	-	-	24,490	(5)	$531,433	29,933	(7)	$649,546
	2/22/2017							13,100	(6)	$284,270	19,650	(8)	$426,405
Brent L. Yeagy	2/23/2012	19,810	-		$10.85	$214,939	2/23/2022	-		-	-		-
	2/19/2014	8,170			$13.32	$68,465	2/19/2024	-		-	-		-
	2/17/2015	7,587	3,793		$14.16	$85,805	2/17/2025	10,930	(3)	$237,181	-		-
	2/17/2015	-	-		-	-	-	34,618	(4)	$751,211	-		-
	2/17/2016	-	-		-	-	-	20,223	(5)	$438,839	24,717	(7)	$536,359
	10/1/2016	-	-		-	-	-	18,000	(9)	$390,600	-		-
	2/22/2017							16,640	(6)	$361,088	24,960	(8)	$541,632
Mark J. Weber	2/11/2009	2,452	-		$3.59	$44,406	2/11/2019	-		-	-		-
	1/5/2010	6,666	-		$2.06	$130,920	1/5/2020	-		-	-		-
	2/23/2011	30,000	-		$10.21	$344,700	2/23/2021	-		-	-		-
	2/23/2012	29,030	-		$10.85	$314,976	2/23/2022	-		-	-		-
	2/20/2013	17,850	-		$9.61	$215,807	2/20/2023	-		-	-		-
	2/19/2014	11,420	-		$13.32	$95,700	2/19/2024			-	-		-
	2/17/2015	7,587	-	(10)	$14.16	$57,206	2/17/2025	-	(10)	-	-		-
	2,17/2015	-	-		-	-	-	-	(10)	-
	2/17/2016	-	-		-	-	-	-	(10)	-	-	(10)	-
	2/22/2017	-	-		-	-	-	-	(10)	-	-	(10)	-
Dustin T. Smith	2/19/2014	767			$13.32	$6,427	2/19/2024	-		-	-		-
	2/17/2015	750	750		$14.16	$11,310	2/17/2025	2,160	(3)	$46,872	-		-
	2/17/2015	-	-		-	-	-	6,821	(4)	$148,016	-		-
	2/17/2016	-	-		-	-	-	3,940	(5)	$85,489	4,815	(7)	$104,486
	2/22/2017	-	-		-	-	-	6,500	(6)	$141,050	7,792	(8)	$169,086
	10/1/2017	-	-		-	-	-	7,500	(11)	$162,750
William D. Pitchford	2/19/2014	2,287	-		$13.32	$19,165	2/19/2024	-		-	-		-
	2/17/2015	4,473	2,237		$14.16	$50,593	2/17/2025	6,347	(3)	$137,730	-		-
	2/17/2015	-	-		-	-	-	20,406	(4)	$442,810	-		-
	2/17/2016	-	-		-	-	-	11,770	(5)	$255,409	14,386	(7)	$312,176
	2/22/2017							6,500	(6)	141,050	9,740	(8)	$211,358

(1)	The vesting date of each service-based option award that is not otherwise fully vested is listed below by expiration date:

Expiration Date	Vesting Schedule and Date
2/17/2025	One remaining installment on February 17, 2018.

(2)	For options, calculated by multiplying any positive difference between the option exercise price and the closing price of our Common Stock on December 29, 2017, which was $21.70, by the number of listed options that have not been exercised (vested and unvested). No value is shown for “underwater” options. For restricted stock, RSUs and PSUs, calculated by multiplying the closing price of our Common Stock on December 29, 2017 ($21.70) by the number of listed shares (earned and unearned). All reported numbers have been rounded to the nearest dollar.

(3)	2015 RSU Award. Granted on February 17, 2015. Vested on February 17, 2018.

(4)	2015 PSU Award. Granted on February 17, 2015. The amounts reported above for each NEO reflect the PSUs that were earned by each NEO as of December 31, 2017, which was the end of the three-year performance period, as established by the Committee in the Company’s 2015 LTI Plan. Under the Company’s 2015 LTI Plan, the Committee established two performance metrics – Relative Total Shareholder Return (“RTSR”) and Cumulative EBITDA Performance; these metrics were independent of the other in calculating whether LTI Plan participants would earn the PSUs, with each metric weighted at 50% of the total LTI Award. As described more fully in the section entitled Payout of PSUs for 2015 to 2017 Performance Cycle on page 43 as of December 31, 2017, the Company performed at the 180% performance level with regard to the RTSR metric, and exceeded the “Maximum” performance level with regard to the Cumulative EBITDA Performance metric (resulting in NEOs earning 200% of the portion of the award tied to that metric). As such, each NEO earned 190% of the targeted number of PSUs granted to them in February 2015. Each earned PSU vested on February 17, 2018, which was three years from the original date of grant. Upon vesting, each NEO received one share of the Company’s Common Stock for each fully vested PSU.

(5)	2016 RSU Award. Granted on February 17, 2016. Vests on February 17, 2019.

(6)	2017 RSU Award. Granted on February 22, 2017. Vests on February 22, 2020.

(7)	2016 PSU Award. Granted on February 17, 2016. The amounts reported above for each NEO reflect the PSUs that would be earned by each NEO at “Target” achievement levels, assuming the Company meets the financial performance targets over a three-year performance period, as established by the Committee in the Company’s 2016 LTI Plan. Under the Company’s 2016 LTI Plan, the Committee established two performance metrics – RTSR and Cumulative EBITDA Performance; these metrics are independent of the other in calculating whether LTI Plan participants will earn the PSUs, with RTSR weighted at 54.5% of the target value of the PSUs (30% of the overall 2016 LTI Award) and Cumulative EBITDA Performance weighted at 45.5% of the target value of the PSUs (25% of the overall 2016 LTI Award). No PSUs will be awarded unless the Company meets the “Threshold” achievement level on at least one of these metrics at the end of the three-year performance period. Each earned PSU will vest in full on the three year anniversary of the date of grant. Upon vesting, the recipient is entitled to receive one share of the Company’s Common Stock for each fully vested PSU.

(8)	2017 PSU Award. Granted on February 22, 2017. The amounts reported above for each NEO reflect the PSUs that would be earned by each NEO at “Target” achievement levels, assuming the Company meets the financial performance targets over a three-year performance period, as established by the Committee in the Company’s 2017 LTI Plan. Under the Company’s 2017 LTI Plan, the Committee established three performance metrics – RTSR and Cumulative Operating EBITDA Performance and Cumulative Free Cash Flow; these metrics are independent of the other in calculating whether LTI Plan participants will earn the PSUs, with RTSR weighted at 50% of the target value of the PSUs, Cumulative Operating EBITDA Performance weighted at 30% of the target value of the PSUs, and Cumulative Free Cash Flow weighted at 20% of the target value of the PSUs. No PSUs will be awarded unless the Company meets the “Threshold” achievement level on at least one of these metrics at the end of the three-year performance period. For a detailed description of the awards and the PSUs the NEO’s would earn as a result of Company achievement against each of the performance metrics described above, see pages 38-43 in the CD&A, under Long-Term Incentive Plan. Each earned PSU will vest in full on the three year anniversary of the date of grant. Upon vesting, the recipient is entitled to receive one share of the Company’s Common Stock for each fully vested PSU.

(9)	Award to Mr. Yeagy in connection with his appointment as our President and upon his appointment as a director. Granted on October 1, 2016. Vests on October 1, 2019.

(10)	Awards forfeited upon Mr. Weber’s departure from the Company effective June 15, 2017.

(11)	Mr. Smith received a grant of 7,500 RSUs at the time of his becoming an executive officer on October 1, 2017. This grant will vest October 1, 2020.

The following table sets forth information concerning the exercise of options and the vesting of stock awards during 2017 by each of the NEOs:

Option Exercises and Stock Vested

	Option Awards			(1) Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Richard J. Giromini	-		-	37,889	(2)	$777,861
				109,803	(3)	$2,259,746
Jeffery L. Taylor	-		-	7,840	(2)	$160,955
				22,219	(3)	$457,267
				10,000	(4)	$208,600
Brent L. Yeagy	19,680	*	$192,511	7,840	(2)	$160,955
				22,219	(3)	$457,267
Mark J. Weber	105,005	*	$1,164,396	10,960	(2)	$225,009
				31,059	(3)	$639,194
Dustin T. Smith	3,823	*	$33,986	2,200	(2)	$45,166
				6,239	(3)	$128,399
William D. Pitchford	16,703	*	$167,331	6,443	(2)	$132,275
				18,666	(3)	$384,146

*	Cashless sale transactions
(1)	Values are based on the closing stock price on the date of vesting.
(2)	Restricted stock units that vested on February 19, 2017.
(3)	Performance units that vested on February 19, 2017.
(4)	Award to Mr. Taylor in connection with his appointment as our Senior Vice President – Chief Financial Officer. Vested on September 16, 2017.

Eligible highly-compensated associates, including the NEOs, may defer receipt of all or part of their cash compensation (base salary and annual non-equity incentive compensation) under the non-qualified deferred compensation plan. Amounts deferred under this program are invested among the investment funds available under the program from time to time pursuant to the participant’s direction and participants become entitled to the returns on those investments. Under the plan, participants may elect to receive the funds in a lump sum or in up to 10 annual installments following retirement, as well as limited in-service distributions. The deferred compensation plan is unfunded and subject to forfeiture in the event of bankruptcy.

The following table sets forth information concerning NEOs’ contributions and earnings with respect to the Company’s non-qualified deferred compensation plan:

Non-Qualified Deferred Compensation

Name	Executive Contribution (in Last FY) (1)	Registrant Contribution (in Last FY) (2)	Aggregate Earnings (in Last FY) (3)	Aggregate Withdrawals/Distributions	Aggregate Balance (at Last FYE) (4)
Richard J. Giromini	$739,643	$63,362	$364,259	-	$2,503,350
Jeffery L. Taylor	$209,450	$26,545	$32,318	$53,263	$300,619
Brent L. Yeagy	$54,715	$31,922	$132,686	$38,486	$984,137
Mark J. Weber	$10,025	$8,020	$57,690	$325,839	$0
Dustin T. Smith	$190,306	$18,615	$62,609	$33,118	$408,762
William D. Pitchford	$165,159	$18,338	$223,897	-	$1,281,060

(1)	Amounts reflected in this column represent a portion of each NEO’s salary deferred in 2017. It also reflects the portion of the STI award earned in 2017, but not paid until 2018, that each NEO elected to defer. It does not reflect the portion of the STI award earned in 2016, but paid in 2017, that each NEO elected to defer. These amounts are also included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table on page 48.

(2)	Registrant contributions consist of a match against earnings deferred by a participant under the non-qualified deferred compensation plan. The Company fully matches the first 3% of earnings deferred by a participant under the non-qualified deferred compensation plan. In addition, the Company will contribute ½% for each additional percent of deferred earnings contributed by the participant, up to a maximum of 5% total of the participant’s deferred earnings (thus resulting in a maximum of a 4% Company match on a participant’s deferral of 5% of his/her earnings). The amounts in this column represent the Company’s matching contributions during the fiscal year, as well as its match against the portion of the STI award, earned in 2017 but not paid until 2018, each NEO elected to defer. These amounts are also included in the Summary Compensation Table under the “All Other Compensation” column on page 48.

(3)	Amounts reflected in this column include changes in plan values during the last fiscal year, as well as any dividends and interest earned by the plan participant with regard to the investment funds chosen by such participant during the fiscal year.

(4)	The amounts reported in this column do not reflect the executive or registrant contributions associated with the STI awards earned in 2017, but not paid until 2018 (i.e. executive or registrant contributions after the close of the Company’s last fiscal year). The following represents the extent to which the amounts that are reported in this aggregate balance column were previously reported as compensation to our NEOs in our Summary Compensation Tables in 2017 and prior years:

Name	2017 ($)	Prior Years ($)
Richard J. Giromini	$79,998	$703,219
Jeffery L. Taylor	$38,574	$107,366
Brent L. Yeagy	$45,162	$303,237
Mark J. Weber	$18,045	$289,247
Dustin T. Smith	$35,877	$35,877
William D. Pitchford	$74,762	$74,762

Potential Payments on Termination or Change-in-Control

The section below describes the payments that may be made to NEOs in connection with a change-in-control or pursuant to certain termination events in 2017.

Retirement Benefit Plan

The Company has adopted a Retirement Benefit Plan that is applicable to all employees, including our NEOs. Prior to 2016, under the Retirement Benefit Plan, “Regular Retirees” and “Early Retirees” were entitled to certain benefits upon his/her date of retirement. A “Regular Retiree” was defined as an executive attaining at least 65 years of age or older entering the tenth year of Company service, and an “Early Retiree” was defined as an executive attaining at least 55 years of age and entering the fifth year of Company service. Together, Regular Retirees and Early Retirees are referred to as “Retirees.”

The plan provided that all Retiree awards continue to vest, as scheduled, in the calendar year of retirement. Early Retirees had three years from their retirement date to exercise options but not more than 10 years from the original date of grant. Regular Retirees had 10 years from the original grant date to exercise options. Retirees who were eligible to receive, and had received, PSUs and RSUs, which typically vest in full three years after the grant date, received a prorated award based on the Retiree’s period of participation (but, in the case of PSUs, only once the performance metrics to earn such awards have been satisfied). In the event of death and disability, as defined in each outstanding equity award agreement, outstanding and equity awards vested in a manner consistent with vesting provisions applicable to Early Retirees.

Regardless of the effective date of retirement, Retirees were entitled to payment of all eligible and unused vacation pay, payable under and calculated pursuant to state law and Company policy, which accrued in the year of retirement. Retirees were also eligible to receive a prorated incentive in lieu of bonus, if a short-term incentive was otherwise paid to eligible associates, the year following retirement. Retirees were not required to be actively employed by the Company on the date a short-term incentive payment is made. Additionally, retirees celebrating a 5, 10, 15, 20 or greater service anniversary in their year of retirement received a service award that is generally available to all associates. Retirees could also elect to continue health care benefits generally available to all associates, in accordance with applicable state and Federal COBRA laws, and could convert their basic company paid life insurance to term life insurance per state and Federal laws and pursuant to the applicable life insurance plan document.

Beginning in 2016, the definition of “Retirees” under the Retirement Benefit Plan changed. However, this change does not impact LTI awards made prior to 2016, as the LTI Plan documents (including outstanding equity award agreements) adopted by the Compensation Committee prior to 2016 all specify that the definition of Retirees in effect at the time of the grant of the award shall control throughout the life of the applicable awards.

Beginning in 2016, “Retiree” is defined as: (a) an associate attaining at least 65 years of age, with no service requirement, as of his/her date of Retirement, or (b) an associate attaining at least 55 years of age, who has completed his/her 10th year of service with the Company as of his/her date of Retirement. Retirees will have 10 years from the original grant date to exercise vested options, and all unvested options as of a Retiree’s date of Retirement shall be forfeited. Retirees who will be eligible to receive PSUs, which typically vest in full three years after the grant date (subject to the achievement of the applicable performance objectives during the applicable performance period), will receive a prorated award based on the Retiree’s period of participation. Retirees who will be eligible to receive RSUs, which typically vest in full three years after the grant date, will receive the full amount of any granted award so long as the Retiree’s date of Retirement is at least 12 months after the Grant Date of any RSU, otherwise any unvested RSU shall be forfeited.

Additionally, beginning in 2016, all outstanding and prospective equity awards shall vest in full (and without proration) in the event of the death or disability, as each of those terms are defined in each equity award agreement, of an executive. This change also does not impact LTI awards made prior to 2016, as the LTI Plan documents (including outstanding equity award agreements) adopted by the Compensation Committee prior to 2016 all specify that the terms of those awards shall control throughout the life of the applicable awards. All other terms and conditions of the Retirement Benefit Plan in effect prior to 2016 remain unchanged.

Executive Severance Plan

As noted previously in the CD&A, the Company adopted an Executive Severance Plan (“ESP”) in 2015 that became effective January 1, 2016, which may provide additional benefits to certain designated executives, including our NEOs, in the event we terminate their employment without cause. We determined this plan was appropriate for use with certain executives, including our NEOs, having significant knowledge of and responsibility for our business, as it reflected market practices for securing certain promises from executives in exchange for the provision of superior benefits in the event of a termination without cause.

To participate in the ESP, each executive who is designated by the Compensation Committee as an eligible employee must agree to the terms and conditions of the ESP by signing a participation agreement and returning it to the Company within 30 days after being designated as an eligible employee. For purposes of determining severance benefits under the ESP, each participant will be designated by the Committee as either a “Tier I” participant (our CEO), a “Tier II” participant (certain executives, including the other NEOs) or a “Tier III” participant.

Pursuant to the ESP, NEOs whose employment is terminated by the Company without cause (and not as a result of disability or death) would be entitled to receive the following severance benefits:

•	Severance payments equal to a multiple of the sum of the participant’s: (a) annual base salary and (b) target annual incentive bonus (STI Award) for the year of termination, payable in installments over the applicable severance period. The applicable multiple for the CEO is two times the above sum. The applicable multiple for the other NEOs is one and a half times the above sum;

•	A pro-rated annual cash incentive bonus (STI Award) for the year of termination, based upon actual Company performance through the end of the performance period in which termination occurs;

•	Payment of any annual cash incentive bonus (STI Award) that was otherwise earned for the fiscal year that ended prior to the termination of the participant’s employment, to the extent not previously paid;

•	Subject to the participant’s election of COBRA coverage, payment or reimbursement of the Company’s portion of medical, dental and vision care premiums for a period equal to: (a) 24 months for the CEO, or; (b) 18 months for the other NEOs;

•	Outplacement services with a cost to the Company not in excess of $30,000; and each outstanding equity award will be treated as provided in the applicable Company equity plan and award agreement.

For purposes of the Plan, “cause” (as a reason for termination of employment) is defined as provided in a participant’s employment agreement with the Company, if applicable. Otherwise, “cause” generally is defined as: (i) a participant’s willful and continued failure to perform his or her principal duties; (ii) conviction of, or a plea of guilty or nolo contendere to, any misdemeanor involving moral turpitude or dishonesty or any felony; (iii) illegal conduct or gross misconduct which results in material and demonstrable damage to the business or reputation of the Company or an affiliate; (iv) gross negligence resulting in material economic harm to the Company or an affiliate; (v) material violation of the Company’s applicable Code of Business Conduct and Ethics or similar policy; or (vi) a participant’s breach of the restrictive covenants set out in the Plan (as described below).

To receive any of the severance benefits described above, a participant must agree to release all claims against the Company and its affiliates. In addition, to participate in and receive any severance benefits under the Plan, each participant must comply with covenants not to compete with the Company, not to solicit or interfere with customers of the Company and not to solicit Company employees or contractors, in each case for a period equal to 24 months following termination, in the case of our CEO, or 18 months following termination, in the case of our other NEOs. Receipt of severance benefits under the Plan is also conditioned upon compliance with confidentiality and non-disparagement restrictions, as well as the return of Company property and cooperation with investigative, administrative, regulatory and judicial proceedings as reasonably requested by the Company.

The Plan is not intended to duplicate any benefits that may be provided under other Company compensation plans or arrangements. As a result, if a participant’s employment is terminated in connection with a change in control of the Company in circumstances that would entitle the participant to severance benefits under the Wabash National Corporation Change in Control Severance Pay Plan (the “Change in Control Plan”), as described below, the participant will receive severance benefits only under the Change in Control Plan. Similarly, if a participant’s employment is terminated in circumstances that would entitle the participant to severance benefits under an employment agreement with the Company or an affiliate, the participant will receive severance benefits only under whichever arrangement provides the greater aggregate severance benefits.

Change-in-Control

We provide severance pay and benefits in connection with a “change in control” and Qualifying Termination, as defined below, to the Company’s executive officers, including all of the NEOs, in accordance with the terms of the Change in Control Plan. For the purposes of this paragraph, a “change in control” means that (i) any person or group, other than any person or group that owns more than 50% of the total fair market value of Company stock prior to such transaction, acquires ownership of stock of the Company that, together with stock previously held by such person or group, constitutes more than 50% of the total fair market value of Company stock; (ii) there is a change in the effective control of the Company which means either (A) any one person or group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Company that represents 30% or more of the total voting power of Company stock, or (B) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (iii) any person or group acquires ownership of all or substantially all of the assets of Company. Benefits under the policy are payable in the event of a termination within 24 months after a change in control that is either by the Company “without cause” or by the executive for “good reason” (a “Qualifying Termination”). An executive must execute a release in favor of the Company to receive benefits under the Change in Control Plan. Mr. Giromini will not receive payments under our Change in Control Plan if he is entitled to greater benefits under the terms of his employment agreement, as described below.

Our 2011 Omnibus Incentive Plan provides that, 1) upon a “change in control” and 2) only in the event such awards are not assumed, then all outstanding restricted stock, deferred stock units, and dividend equivalent rights, other than unearned performance-based awards, shall vest in full and shares shall be delivered immediately prior to the occurrence of such change in control. All outstanding stock options and stock appreciation rights shall either (i) become immediately exercisable for a period of 15 days prior to the scheduled consummation of the corporate transaction or (ii) our Board, or a committee thereof, may elect, in its sole discretion, to cancel any outstanding awards of stock options, restricted stock, deferred stock units and/or stock appreciation units and pay to the holder, in the case of restricted stock or deferred stock units, an amount equal to the formula or fixed price per share paid to holders of shares of stock pursuant to such change in control and, in the case of options or stock appreciation rights, an amount equal to the product of the number of shares of stock subject to such options or stock appreciation rights multiplied by the amount, if any, by which (x) the formula or fixed price per share paid to holders of shares of stock pursuant to such change in control transaction exceeds (y) the option price or stock appreciation right price applicable to the stock subject to such options or stock appreciation rights. Accelerated vesting upon a “change in control” will not occur if a provision is made in writing in connection with the change in control for the assumption or continuation of the outstanding awards, or for the substitution of such outstanding awards for similar awards relating to the stock of the successor entity, or a parent or subsidiary of the successor entity, with appropriate adjustments to the number of shares of stock that would be delivered and the exercise price, grant price or purchase price relating to any such award. For the purposes of this paragraph, a “change in control” means (i) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of substantially all of the assets of the Company to another person or entity, or (iii) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity owning 50% or more of the combined voting power of all classes of stock of the Company.

In the case of our CEO, the benefits under the Change in Control Plan upon a Qualifying Termination are a severance payment of three times base salary, plus three times his Target Annual Bonus for the year in which the Qualifying Termination occurs. In addition, a payment will be made for a pro-rata portion of his Target Annual Bonus for the year in which the Qualifying Termination occurs, health benefits will be continued for 18 months (or until he obtains comparable coverage), and he shall be entitled to receive outplacement counseling services equal to no greater than $25,000. To be eligible for these benefits, Mr. Giromini would be required to execute a two-year non-compete/non-solicitation agreement.

In the case of our other NEOs, the benefits under the Change in Control Plan upon a Qualifying Termination are a severance payment of two times base salary plus two times the executive’s Target Annual Bonus for the year in which the Qualifying Termination occurs. In addition, a payment will be made for a pro-rata portion of the executive’s Target Annual Bonus for the year in which the Qualifying Termination occurs, health benefits will be continued for 18 months (or until the executive obtains comparable coverage), and each shall be entitled to receive outplacement counseling services equal to no greater than $25,000. To be eligible for these benefits, each would be required to execute a two-year non-compete/non-solicitation agreement.

For purposes of our Change in Control Plan, “Target Annual Bonus” means: The greater of (i) the amount that would be paid to the NEO as an annual bonus payment assuming the target level of performance for the year, as set by the Compensation Committee, had been achieved and (ii) the average annual bonus awarded to the NEO for the prior two calendar years.

Mr. Giromini’s Agreement.

Mr. Giromini’s employment agreement has certain provisions that provide for payments to him in the event of the termination of his employment or in the event of a termination of his employment in connection with a change-in-control.

a)	Termination for cause or without good reason — In the event that Mr. Giromini’s employment is terminated for “cause” or he terminates employment without “good reason” (each as defined below), we will pay the compensation and benefits otherwise payable to him through the termination date of his employment. However, Mr. Giromini shall not be entitled to any bonus payment for the fiscal year in which he is terminated for cause.

b)	Termination by reason of death or disability — If Mr. Giromini’s employment is terminated by reason of death or disability, we are required to pay to him or his estate, as the case may be, the compensation and benefits otherwise payable to him through his date of termination, and a pro-rated bonus payment for the portion of the year served assuming the applicable goals are satisfied. In addition, Mr. Giromini, or his estate, will maintain all of his rights in connection with his vested options.

c)	Termination without cause or for good reason — In the event that we terminate Mr. Giromini’s employment without “cause,” or he terminates employment for “good reason,” we are required to pay to him his then current base salary (or an amount equal to $620,000 per year, if greater) for a period of two years. During such two-year period, or until Mr. Giromini is eligible to receive benefits from another employer, whichever is longer, the Company will provide for his participation in a health plan and such benefits will be in addition to any other benefits due to him under any other health plan. The Company will provide for his participation in a health plan for 18 months with an additional lump sum payment, less applicable withholdings for federal, state, and local taxes, equal to six months’ premiums (at the rate and level of coverage applicable at the end of the 18-month period) under the Company’s health policy if coverage cannot be continued for more than 18 months. In addition, Mr. Giromini will maintain his rights in connection with his vested options. Furthermore, if Mr. Giromini’s termination occurs at our election without cause, he is entitled to receive a pro-rata portion of his bonus for the year in which he is terminated assuming the applicable goals are satisfied.

d)	Termination without cause or for good reason in connection with a change-in-control — In the event that we terminate Mr. Giromini’s employment without “cause,” or he terminates employment for “good reason,” within 180 days of a “change of control” (as defined below) we are required to pay to him a sum equal to three times his then base salary (or three times $620,000, whichever is greater) plus his target bonus for that fiscal year. We are also required to pay to him the compensation and benefits otherwise payable to him through the last day of his employment. In addition, any unvested stock options or restricted stock held by Mr. Giromini shall immediately and fully vest upon his termination. Furthermore, at our election, we are required to either continue Mr. Giromini’s benefits for a period of three years following his termination or pay him a lump sum payment equal to three years’ premiums (at the rate and coverage level applicable at termination) under our health and dental insurance policy plus three years’ premiums under our life insurance policy. The Company will provide for his participation in the plans for 18 months with an additional lump sum payment, less applicable withholdings for federal, state, and local taxes, equal to 18 months’ premiums (at the rate and level of coverage applicable at the end of the 18-month period) under the Company’s health and dental insurance policy if coverage cannot be continued for more than 18 months. Any change of control payment that becomes subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties with respect to such excise tax, including any additional excise tax, interest or penalties imposed on the restorative payment, requires that we make an additional restorative payment to Mr. Giromini that will fund the payment of such taxes, interest and penalties.

The payments and benefits payable to Mr. Giromini in connection with a termination without cause or for good reason are contingent upon his execution of a negotiated general release of all claims within 45 days following his termination of employment. Mr. Giromini has also agreed not to compete with us during the term of his agreement and for a period of two years after termination for any reason. As provided for under the Company’s Change in Control Plan and his employment agreement, Mr. Giromini, upon a change in control, is entitled to receive benefits under either the Change in Control Plan or his employment agreement, but not both.

For purposes of Mr. Giromini’s employment agreement, the following definitions apply:

a)	“Cause” means:

o	The willful and continued failure to perform the executive’s principal duties (other than any such failure resulting from vacation, leave of absence, or incapacity due to injury, accident, illness, or physical or mental incapacity) as reasonably determined by the Board in good faith after the executive has been given written, dated notice by the Board specifying in reasonable detail his failure to perform and specifying a reasonable period of time, but in any event not less than 20 business days, to correct the problems set forth in the notice;

o	The executive’s chronic alcoholism or addiction to non-medically prescribed drugs;

o	Theft or embezzlement of the Company’s money, equipment, or securities by the executive;

o	The executive’s conviction of, or the entry of a pleading of guilty or nolo contendere to, any felony or misdemeanor involving moral turpitude or dishonesty; or

o	The executive’s material breach of the employment agreement, and the failure to cure such breach within 10 business days of written notice thereof specifying the breach.

b)	“Change of Control” means:

o	Any person, other than any person currently a beneficial owner, becomes the beneficial owner of 50% or more of the combined voting power of our outstanding Common Stock;

o	During any two-year period, individuals who at the beginning of such period constitute the Board of Directors, including any new director whose election resulted from a vacancy on the Board of Directors caused by the mandatory retirement, death, or disability of a director and was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, cease for any reason to constitute a majority of the Board of Directors;

o	We consummate a merger or consolidation with or into another company, the result of which is that our stockholders at the time of the execution of the agreement to merge or consolidate own less than 80% of the total equity of the company surviving or resulting from the merger or consolidation, or of a company owning 100% of the total equity of such surviving or resulting company;

o	The sale in one or a series of transactions of all or substantially all of our assets;

o	Any person has commenced a tender or exchange offer, or entered into an agreement or received an option to acquire beneficial ownership of 50% or more of our Common Stock, unless the Board of Directors has made a reasonable determination that such action does not constitute and will not constitute a change of control; or

o	There is a change of control of a nature that would generally be required to be reported under the requirements of the Securities and Exchange Commission, other than in circumstances specifically covered above.

c)	“Good Reason” means:

o	A material reduction in the executive’s base salary or bonus opportunity;

o	A material diminishment of the executive’s position, duties, or responsibilities;

o	The assignment by us to the executive of substantial additional duties or responsibilities that are inconsistent with the duties or responsibilities then being carried out by the executive and which are not duties of an executive nature;

o	Material breach of the employment agreement by us;

o	Material fraud on our part; or

o	Discontinuance of the active operation of our business, or our insolvency, or the filing by or against us of a petition in bankruptcy or for reorganization or restructuring pursuant to applicable insolvency or bankruptcy law.

On December 14, 2017, Mr. Giromini executed a transition agreement, which will become effective and replace the employment agreement on June 1, 2018. Under the transition agreement, if Mr. Giromini is terminated without cause (including for disability) between June 1, 2018 and June 1, 2019, he will be entitled to receive all cash compensation in a lump sum, and continuation of all benefits, set forth under the transition agreement, and his equity awards will be treated in accordance with the Company’s Retirement Benefit Plan, which are described above in the section Retirement Benefit Plan. In consideration of the benefits provided by the transition agreement, the transition agreement includes employment and post-employment restrictive covenants, releases and waiver of claims provisions.

Potential Payments on Termination or Change in Control – Payment and Benefit Estimates

The table below was prepared to reflect the estimated payments that would have been made pursuant to the policies and agreements described above. Except as otherwise noted, the estimated payments were calculated as though the applicable triggering event occurred and the NEO’s employment was terminated on December 31, 2017, using the share price of $21.70 for our Common Stock as of December 29, 2017, which was the closing price on the NYSE on the last trading day of 2017.

In addition, the reported estimated payments were calculated utilizing the following assumptions:

General Assumptions

a)	The amounts shown do not include distributions of plan balances under the Wabash National Deferred Compensation Plan. Those amounts are shown in the Nonqualified Deferred Compensation table.

b)	The amounts shown include potential payments under the ESP and assumes execution of a release and compliance by the NEO with the other requirements of the ESP.

c)	No payments or benefits are payable or due upon a voluntary termination or termination for cause, other than amounts already earned.

d)	Salary amounts payable use full salary values as of December 31, 2017. Bonus amounts payable are at the 2017 STI “Target” level, as approved by the Compensation Committee. See footnotes 2 and 3 to the Summary Compensation Table (page 49) for discussion of the 2017 STI Plan “Target” bonus amounts used to calculate the values reflected in this column.

e)	As discussed previously, upon a change in control, Mr. Giromini is entitled to receive benefits under either the Change in Control Plan or his employment agreement, but not both. Unless otherwise noted, all “change in control” values reflected in this table assume Mr. Giromini elected to receive benefits under his employment agreement.

Equity-based Assumptions

a)	Pursuant to our 2011 Omnibus Incentive Plan, we assumed that all outstanding equity awards were not assumed or continued as part of the “change in control” event. As such, all outstanding restricted stock, deferred stock units, and dividend equivalent rights, other than unearned performance-based awards, vested immediately and all outstanding stock options and stock appreciation rights were assumed to have become immediately exercisable (for the 15-day period prescribed in Company’s 2011 Omnibus Incentive Plan).

b)	Additionally, the amounts shown in the “Change in Control only” scenario do not account for the terms and conditions of our Change in Control Plan, which requires both a change in control event and a termination before outstanding equity awards would become subject to accelerated vesting. Instead, the amounts shown in the “Change in Control only” scenario reflect only the assumptions regarding the 2011 Omnibus Incentive Plan, which are described in (a) above.

			Accelerated Vesting of Equity Value (3)
Name	Salary (1)	Short- Term Incentive Plan Bonus (2)	Performance Stock Units (4)	Restricted Stock (5)	Stock Options (6)	Welfare Benefits Continuation (7)	Life Insurance Plans (8)	Parachute Tax Gross- Up Payment	Total ($)
Richard J. Giromini

Termination Without Cause or by Executive for Good Reason	$1,760,000	$2,455,200	-	-	-	$196,407	-	-	$4,411,607

Termination Following a Change-in-Control	$2,640,000	$3,335,200	$3,077,754	$4,010,786	$233,064	$279,610	-	$4,395,203	$17,971,617

Change-in-Control Only	-	-	$3,077,754	$4,010,786	$233,064	-	-	-	$7,321,604

Termination as Result of Death	-	-	-	-	-	-	$2,822,576	-	$2,822,576

Jeffery L. Taylor

Termination Without Cause or by Executive for Good Reason	$637,500	$681,275	-	-	-	$32,083	-	-	$1,350,858

Termination Following a Change-in-Control	$850,000	$948,025	$748,787	$1,049,488	$28,334	$62,083	-	-	$3,686,717

Change-in-Control Only	-	-	$748,787	$1,049,488	$28,334	-	-	-	$1,826,609

Brent L. Yeagy

Termination Without Cause or by Executive for Good Reason	$750,000	$858,750	-	-	-	$34,928	-	-	$1,643,678

Termination Following a Change-in-Control	$1,000,000	$1,135,212	$748,787	$1,423,103	$28,334	$64,928	-	-	$4,400,364

Change-in-Control Only	-	-	$748,787	$1,423,103	$28,334	-	-	-	$2,200,224

Dustin T. Smith

Termination Without Cause or by Executive for Good Reason	$510,000	$478,763	-	-	-	$31,771	-	-	$1,039,659

Termination Following a Change-in-Control	$680,000	$582,888	$147,538	$434,763	$5,603	$61,771	-	-	$1,938,063

Change-in-Control Only	-	-	$147,538	$434,763	$5,603	-	-	-	$587,904

William D. Pitchford

Termination Without Cause or by Executive for Good Reason	$465,000	$425,940	-	-	-	$22,286	-	-	$913,226

Termination Following a Change-in-Control	$620,000	$650,228	$441,382	$532,466	$16,710	$52,286	-	-	$2,305,686

Change-in-Control Only	-	-	$441,382	$532,466	$16,710	-	-	-	$990,558

(1)	Pursuant to the Company’s ESP, NEOs (other than the CEO) are entitled to one and a half times the sum of the NEO’s (a) annual base salary and (b) target annual incentive bonus (STI Award) for the year of termination, upon termination without cause (and not as a result of disability or death). In the event of a change-in-control and qualifying termination, pursuant to our Change in Control Plan, our NEOs (other than Mr. Giromini) are provided a lump sum payment of two times the NEO’s base salary. Pursuant to Mr. Giromini’s employment agreement, he is entitled to two times his base salary, if he is terminated without cause or if he voluntarily terminates his employment with good reason. Additionally, for Mr. Giromini, both his employment agreement and our Change in Control Plan entitled him to receive a lump sum payment of three times his base salary upon a change-in-control and qualifying termination.

(2)	Pursuant to our ESP, upon termination without cause (and not as a result of disability or death), NEOs are entitled to a pro-rated annual cash incentive bonus (STI Award) for the year of termination, based upon actual Company performance through the end of the performance period in which termination occurs, as well as payment of any annual cash incentive bonus (STI Award) that was otherwise earned for the fiscal year that ended prior to the termination of the NEO’s employment.

Pursuant to our Change in Control Plan, in the event of a change-in-control and qualifying termination, our NEOs (other than Mr. Giromini) are provided payment of two times the NEO’s Target Annual Bonus and a pro-rata portion of the NEO’s Target Annual Bonus for the year in which s/he is terminated.

For Mr. Giromini, in the event of a change-in-control and qualifying termination, our Change in Control Plan provides for three times his Target Annual Bonus and a pro-rata portion of his Target Annual Bonus for the year in which he is terminated. However, under Mr. Giromini’s employment agreement, in the event of a change-in-control and qualifying termination, he is entitled to payment of three times his target bonus (which is defined in his employment agreement as being the target annual incentive bonus set by the Compensation Committee each year) for the year in which he is terminated, as well as a pro-rata portion of his target bonus for the year in which he is terminated. Also pursuant to his employment agreement, if he is terminated by us without cause or if he terminates his employment for good reason, he is entitled to two times his target bonus and a pro-rata portion of his target bonus for the year in which he is terminated. Due to the difference in the definitions of “Target Annual Bonus” in our Change in Control Plan (see page 61), and “target bonus” in Mr. Giromini’s employment agreement (see above), the STI Plan bonus to which Mr. Giromini would be entitled could be calculated using different bases.

With the exception of Mr. Giromini, the figures reported above are based on multiples of the calculated Target Annual Bonus (as defined by the Change in Control Plan, see page 61). For each Messrs. Taylor, Yeagy, Smith and Pitchford, the Target Annual Bonus is equal to the average of the annual bonuses each was paid in 2015 and 2016.

For Mr. Giromini, because we’ve assumed Mr. Giromini elected to receive benefits under his employment agreement, the figures reported above reflect multiples of his “target bonus,” as defined by his employment agreement. Had we reported Target Annual Bonus (as defined by our Change in Control Plan) for Mr. Giromini, the figure reported above would have been $4,730,674, which reflects multiples of the average of the annual bonuses he was paid in 2015 and 2016.

(3)	Pursuant to our 2011 Omnibus Incentive Plan, all outstanding restricted stock, restricted stock units, and dividend equivalent rights, other than unearned performance-based awards, vest immediately, but only if the outstanding awards are not assumed or continued as part of the “change in control” event.

In the event these awards are assumed/continued as part of the change in control event, and an NEO is thereafter terminated within 12 months of the change in control event, any assumed award will vest immediately to the NEO at the time of termination. Under Mr. Giromini’s employment agreement, however, if he is terminated following a change in control event, all outstanding equity compensation grants that are outstanding to him are accelerated and vest immediately, even if such termination occurs more than 12 months after the change in control event.

(4)	Amounts reflected in this column include earned performance stock units awarded in 2015; the performance period for these awards ended on December 31, 2017. For a description of all performance stock unit awards, see footnotes 4, 7 and 8 to the Outstanding Equity Awards at Fiscal Year-End table on pages 55-56 Only performance stock units earned as of the triggering event are subject to the accelerated vesting features of the Change in Control Plan.

(5)	Amounts reflected in this column assume that any awards granted in 2015, 2016 or 2017 pursuant to our 2011 Omnibus Incentive Plan were not assumed or continued as part of the “change in control” event, and as such, pursuant to the terms of our 2011 Omnibus Incentive Plan, include outstanding restricted stock units, but do not include any outstanding, unearned performance-based stock units. For a description of the 2017 awards, see the Grants of Plan Based Awards table and accompanying narrative on pages 52-53; for a detailed description of the effect of a “change of control” on awards granted pursuant to our 2011 Omnibus Incentive Plan, see page 61.

(6)	Amounts reflected in this column assume that any non-qualified stock option awards granted in 2015 pursuant to our 2011 Omnibus Incentive Plan were not assumed or continued as part of the “change in control” event, and as such, become immediately exercisable for a period of 15 days prior to the consummation of the change of control corporate transaction. For a detailed description of the effect of a “change of control” on awards granted pursuant to our 2011 Omnibus Incentive Plan, see page 61.

(7)	Pursuant to the Company’s ESP, NEOs (other than the CEO) are entitled to reimbursement for welfare benefits continuation for one and a half years upon termination without cause (and not as a result of disability or death), and the CEO is entitled to reimbursement for welfare benefits continuation for two years upon termination without cause (and not as a result of disability or death). All NEOs (including the CEO) are entitled to outplacement services no greater in value than $30,000.

Pursuant to our Change in Control Plan, in the event of a change-in-control and qualifying termination, all NEOs (including Mr. Giromini), are provided outplacement counseling services no greater in value than $25,000, and reimbursement for welfare benefits continuation for up to 18 months.

Pursuant to Mr. Giromini’s employment agreement, if he is terminated by us without cause or if he terminates his employment for good reason, he is entitled to payment of premiums on his Executive Life Insurance Program, as well as reimbursement for welfare benefits continuation for two years. Also pursuant to his employment agreement, in the event of a change-in-control and qualifying termination, he is entitled to payment of premiums on his Executive Life Insurance Program, as well as reimbursement for welfare benefits continuation for three years.

(8)	Current value of payout under the Executive Life Insurance Plan payable to Mr. Giromini’s beneficiaries in the event of his termination as a result of his death.

Mr. Weber resigned from the Company in June 2017. This was treated as a “termination without cause” under the ESP. As a result, he was provided severance payments equal to 150% of his base salary and target annual incentive award (totaling $985,050) paid during the 18-month period following Mr. Weber’s departure from the Company, a prorated portion of his annual cash incentive for 2017 (totaling $60,483), and reimbursement for welfare benefits continuation (totaling $29,689). Under the plans and award agreements, no unvested performance stock units, restricted stock, or stock options were subject to accelerated vesting in connection with his termination.

Equity Compensation Plan Information

The following table summarizes information regarding our equity compensation plan as of December 31, 2017:

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (2)	WEIGHTED AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (3)
Equity Compensation Plans Approved by Security Holders (1)	753,038	$10.96	5,077,437

(1)	All equity compensation plans have been approved by the Company’s stockholders. As a result, the numbers and value shown reflect all equity compensation plans.

(2)	Consists of shares of Common Stock to be issued upon exercise of outstanding options granted under the Wabash National Corporation 2007 Omnibus Incentive Plan (the “2007 Plan”) and the Wabash National Corporation 2011 Omnibus Incentive Plan (the “2011 Plan”).

(3)	Consists of shares of Common Stock available for future issuance pursuant to the 2017 Plan, which includes shares previously available for issuance under the 2007 Plan and the 2011 Plan that are now available for issuance under the 2017 Plan. There were a total of 5,077,437 shares of Common Stock available as of December 31, 2017 for future issuance under the 2017 Plan pursuant to grants in the form of restricted stock, stock units, unrestricted stock, options and other incentive awards, subject to certain limitations in the 2017 Plan.

Restricted Stock Grants

We have issued an aggregate of 1,407,283 shares of restricted stock and restricted stock units (which, upon vesting convert to shares of the Company’s Common Stock) pursuant to the 2007 Plan, of which 403,139 were forfeited or otherwise cancelled, and 1,004,144 vested on or before December 31, 2017, with no shares remaining subject to forfeiture as of that date. These amounts exclude the issuance of performance stock units (which, upon vesting convert to shares of the Company’s Common Stock) in the aggregate of 180,880 of which 6,512 were forfeited or otherwise cancelled, and 174,368 vested on or before December 31, 2017, with no shares remaining subject to forfeiture as of that date.

We have issued an aggregate of 1,786,742 shares of restricted stock and restricted stock units (which, upon vesting will convert to shares of the Company’s Common Stock) pursuant to the 2011 Plan, of which 236,985 were forfeited or otherwise cancelled, and 756,571 vested on or before December 31, 2017, with 793,186 remaining subject to forfeiture as of that date. These amounts exclude the issuance of performance stock units (which are subject to three-year performance criteria, but upon vesting will convert to shares of the Company’s Common Stock) in the aggregate of 2,215,231, of which 213,611 have been forfeited or otherwise cancelled, and 1,010,568 vested on or before December 31, 2017, with 991,052 remaining subject to forfeiture as of that date.

We have issued an aggregate of 42,260 shares of restricted stock and restricted stock units (which, upon vesting will convert to shares of the Company’s Common Stock) pursuant to the 2017 Plan, of which none were forfeited or otherwise cancelled, and none were vested on or before December 31, 2017, with 42,260 remaining subject to forfeiture as of that date. These amounts exclude the issuance of performance stock units (which are subject to three-year performance criteria, but upon vesting will convert to shares of the Company’s Common Stock) in the aggregate of 1,080, of which none have been forfeited or otherwise cancelled, and none were vested on or before December 31, 2017, with 1,080 remaining subject to forfeiture as of that date.

CEO Pay Ratio

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the ratio of the annual total compensation of our principal executive officer, our CEO, Mr. Giromini, to our median employee’s annual total compensation.

We used the following material assumptions, adjustments, and estimates to identify the median employee, to determine the median of the annual total compensation of all our employees and to determine the annual total compensation of the “median employee” and our CEO for fiscal 2017:

a)	We determined, as of November 1, 2017, our gross employee population of individuals working at our parent company and consolidated subsidiaries. This population consisted of our full-time, part-time, and temporary employees. We do not have any seasonal employees.

b)	As permitted under the SEC’s 5% de minimis rules, we adjusted the employee population to exclude 218 non-U.S. employees (approximately 4.5% of the employee population, excluding the employees of Supreme Industries, Inc. discussed below) who work in the following foreign jurisdictions:

-      United Kingdom: 77 employees

-      Mexico: 141 employees

c)	As also as permitted by the SEC’s rules, we excluded approximately 1,400 employees of Supreme Industries, Inc., which was acquired during 2017.

d)	Based on the exclusion of 218 non-U.S. employees who work in the above jurisdictions, and the exclusion of approximately 1,400 Supreme employees, our adjusted employee population consisted of 4,636 U.S. employees.

We determined each employee’s base salary paid during fiscal 2017 as reflected in our payroll records. We identified our median employee from our adjusted employee population based on this consistently applied compensation measure. Once we identified our median employee, we calculated the annual total compensation of the median employee and our CEO using the methodology required for disclosure of annual total compensation in the Summary Compensation Table, except that, as permitted by the SEC’s rules, we included the value of compensation provided to the median employee and to our CEO under our nondiscriminatory group health insurance, group life insurance and group long-term disability insurance programs that are available generally to all salaried employees. The aggregate value of the nondiscriminatory benefits included in the annual total compensation amounts reported below was $14,088 for our CEO and $12,039 for the median employee. The difference between our CEO’s annual total compensation as reported below for purposes of the CEO pay ratio disclosure and his annual total compensation as reported in the Summary Compensation Table is attributable to the inclusion of those nondiscriminatory benefits solely for purposes of determining the CEO pay ratio.

The CEO pay ratio reported below (i.e., the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees, except the CEO) was determined using reasonable estimates as permitted by the SEC’s rules. This ratio should not be used as a comparison with pay ratios disclosed by other companies, as there may be material differences in the methodologies used by other companies to estimate their CEO pay ratios, as well as differences in worker populations, geographic locations, business strategies and compensation practices.

	CEO	Median Employee	CEO Pay Ratio
Annual Total Compensation	4,783,801	59,747	80:1

PROPOSAL 2
Advisory Vote on the Compensation of Our Named Executive Officers

We are asking stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of the NEOs of our Company. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. We urge you to read the “Executive Compensation” section of this Proxy Statement, including our “Compensation Discussion and Analysis,” Executive Compensation Tables and related narrative discussion, beginning on page 23, which provides details on the Company’s compensation programs and policies for our executive officers, including the 2017 compensation of our NEOs. Our Compensation Discussion and Analysis (“CD&A”) provides stockholders with a detailed description of our compensation programs, including the philosophy and strategy underpinning the programs, the individual elements of the compensation programs, and how our compensation plans are administered.

Our compensation philosophy, discussed in the CD&A section “Philosophy and Objectives of Wabash National Compensation Program,” is supported by the following principles:

•	Attract, retain, and motivate high-caliber executives;

•	As the responsibility of an associate/executive increases within the Company, place a larger portion of total compensation “at-risk,” with an increasing portion tied to long-term incentives;

•	Provide the appropriate level of reward for performance;

•	Recognize the cyclical nature of our primary truck-trailer business and the need to manage value through the business cycle by managing compensation levels and components;

•	Provide stockholder alignment by encouraging NEOs to be long-term stockholders of Wabash National; and

•	Structure the compensation program to be regarded positively by our stockholders and associates, while providing the Compensation Committee with the flexibility needed to satisfy all of these listed goals.

We believe the executive compensation program has been instrumental in retaining and attracting high quality executive management who guided the Company through its acquisitions of the Walker Group in 2012 and Supreme Industries, Inc. in 2017, and led the Company to recent record-setting years for revenue, gross profit and operating income. For a more detailed description of the Company’s financial results for 2017, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

We are committed to “pay for performance,” meaning that a significant portion of our executive officer compensation is variable, “at-risk,” and will be determined based on our performance. In addition, we design our executive compensation to encourage long-term commitment by our executive officers to Wabash National. We believe our executive compensation programs encompass several “best practices” including:

•	Annual Peer Review by Independent Compensation Committee - Annual monitoring of the compensation systems of companies of similar size and similar complexity by our Compensation Committee, with the objective of setting total target compensation (base salary, annual cash incentives and long-term equity incentives) for executives at levels that are generally competitive with our peer group, but also accounting for the Company’s own financial performance objectives and cyclicality. The Compensation Committee is comprised entirely of independent members, and it engages an independent consultant to assist in this annual review process.

•	Pay for Performance - A significant portion (ranging from approximately 63% to 80% of our executives’ target total compensation) is considered to be performance-based, with approximately 80% of our CEO’s total compensation in 2017 (at “Target”) classified as performance-based compensation. To motivate our executive officers to align their interests with those of our stockholders, we provide annual incentives, which are designed to reward our executive officers for the attainment of short-term financial performance goals, as well as long-term incentives, which are designed to reward them for the achievement of identified long-term financial performance goals, as well as for increases in our stockholder value over time.

•	In 2017, we established corporate performance goals under the Company’s Short-Term Incentive (“STI”) Plan based on the Company’s attainment of its Operating Income and Return on Invested Capital goals, creating a clear and direct relationship between executive pay and the Company’s financial performance in 2017.

•	In 2017, we established a three-year corporate performance period under the Company’s Long-Term Incentive (“LTI”) Plan, requiring the Company to achieve certain Cumulative Operating EBITDA, Cumulative Free Cash Flow and Relative Total Shareholder Return targets set by the Compensation Committee before LTI Plan participants could earn Performance Stock Units granted under the 2017 LTI Plan. This created a clear and direct relationship between executive pay and the focus on long-term increases in stockholder value.

•	Mitigate Undue Risk - Our compensation practices are designed to discourage excessive risk-taking and/or an emphasis on short-term results at the expense of the long-term performance of the Company. Payouts under all of our compensation programs are “capped” at specified “maximum” payout levels for this reason and our STI plan and LTI plan use different financial performance metrics.

•	Alignment with Stockholders - Long-term incentives are provided to executive officers in the form of restricted stock units and performance stock units. These equity-based awards, which vest over a period of three years, constituted between 40% to 60% of our executives’ target total compensation in 2017 (with 60% of our CEO’s target total compensation comprised of equity-linked awards). These awards link compensation with the long-term price performance of our stock and also provide a substantial retention incentive for our executives.

•	Stock Ownership Guidelines - We have adopted Stock Ownership guidelines to encourage the retention of stock by our executives and to strengthen the relationship between compensation and performance.

•	Employment Contracts - We do not have individual employment or severance agreements with any of our NEOs, other than an employment agreement with Mr. Giromini, which was originally executed when he became our COO in 2002. Mr. Giromini’s employment agreement automatically renews each year unless either Mr. Giromini or the Board chooses not to renew the agreement. The Compensation Committee annually reviews the agreement and Mr. Giromini’s performance.

•	Double Trigger Change in Control Benefits - We employ a double-trigger change in control provision as part of our Change in Control Plan.

•	No Pledging/Hedging Transactions or Short Sales Permitted - We have adopted a policy precluding all directors and associates, including our executive officers, and their Related Persons from pledging or engaging in hedging or short sales with respect to the Company’s stock.

•	No Substantial Perquisites - We do not provide substantial perquisites to our executive officers.

•	No Unique Retirement Programs - We do not have retirement programs uniquely applicable to our executive officers.

•	No Repricing of Underwater Stock Options - We do not permit underwater stock options to be repriced without stockholder approval.

The Compensation Committee discharges many of the Board’s responsibilities related to executive compensation and continuously strives to align our compensation policies with our performance. The Committee will continue to analyze our executive compensation policies and practices and adjust them as appropriate to reflect our performance and competitive needs. The Board believes that the executive compensation – as disclosed in the CD&A, tabular disclosures, and other narrative executive compensation disclosures in this Proxy Statement – reflects our compensation philosophy and aligns with the pay practices of our peer group.

Effect of the Proposal

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our executive officers’ compensation. This say-on-pay vote is an advisory vote that is not binding on us.

The approval or disapproval by stockholders will not require the Board or the Compensation Committee to take any action regarding the Company’s executive compensation practices. The final decisions on the compensation and benefits of our NEOs and on whether, and if so, how, to address stockholder disapproval remain with the Board and the Compensation Committee.

The Board believes that the Compensation Committee is in the best position to consider the extensive information and factors necessary to make independent, objective, and competitive compensation recommendations and decisions that are in the best interests of Wabash National and its stockholders.

However, the Board and our Compensation Committee value the opinions expressed by stockholders in their vote on this proposal, and will carefully consider the outcome of the vote when making future compensation decisions with respect to our executive officers. In that regard, the Board and our Compensation Committee carefully considered the results of last year’s say-on-pay vote, in which 95% of stockholders voted in favor of our say-on-pay proposal, and took such results into account by continuing to emphasize the core principles of our compensation philosophy and best practices of our compensation programs.

The Board urges you to carefully review the CD&A section of this Proxy Statement, together with the executive compensation tables, which describe our compensation philosophy and programs in greater detail, and to approve the following resolution:

“RESOLVED, that the stockholders hereby approve on an advisory basis the compensation paid to the Wabash National Corporation named executive officers, as disclosed in the Wabash National Corporation Proxy Statement pursuant to the rules of the Securities and Exchange Commission (including the Compensation Discussion and Analysis, compensation tables and narrative discussion).”

Board Recommendation

The Board of Directors UNANIMOUSLY recommends that you vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

PROPOSAL 3
Ratification of Appointment of Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed the accounting firm Ernst & Young LLP the independent registered public accounting firm for the Company for the year ending December 31, 2018. Ernst & Young acted as our independent auditors for the year ended December 31, 2017. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions. The Audit Committee is responsible for hiring, compensating and overseeing the independent registered public accounting firm, and reserves the right to exercise that responsibility at any time. If the appointment of Ernst & Young is not ratified by the stockholders, the Audit Committee is not obligated to appoint another registered public accounting firm, but the Audit Committee will give consideration to such unfavorable vote.

Board Recommendation

The Board of Directors UNANIMOUSLY recommends that you vote “FOR” ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

Principal Accounting Fees and Services

The fees billed by Ernst & Young for professional services provided to us for the years ended December 31, 2017 and December 31, 2016 were as follows:

Fee Category	2017	2016
	($ in thousands)
Audit Fees	$1,724	$1,424
Audit-Related Fees	$75	-
Tax Fees	-	-
All Other Fees	$55	-
Total Fees	$1,854	$1,424

Audit Fees.

Consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports, and services in connection with securities offerings and registration statements.

Audit-Related Fees.

Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” For 2017, this included services in connection with a debt offering and other audit-related services.

Tax Fees.

Consist of fees billed for professional services related to tax compliance, tax advice and tax planning.

All Other Fees.

Consist of fees for services provided by Ernst & Young that are not included in the service categories reported above, primarily transaction related services.

In 2017 and 2016, all Ernst & Young fees were pre-approved by the Audit Committee pursuant to the policy described below. After consideration, the Audit Committee has concluded that the provision of non-audit services by Ernst & Young to Wabash is compatible with maintaining the independence of Ernst & Young.

Pre-Approval Policy for Audit and Non-Audit Fees

The Audit Committee has sole authority and responsibility to select, evaluate and, if necessary, replace the independent auditor. The Audit Committee has sole authority to approve all audit engagement fees and terms, and the Committee, or a member of the Committee, must pre-approve any non-audit service provided to the Company by the Company’s independent auditor. The Audit Committee reviews the status of each engagement at its regularly scheduled meetings. In 2017 and 2016, the Committee pre-approved all services provided by the independent auditor. The independent auditor provides an engagement letter in advance of the meeting of the Audit Committee that occurs in connection with our annual meeting of stockholders, outlining the scope of the audit and related audit fees.

Audit Committee Report

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE DOES NOT CONSTITUTE SOLICITING MATERIAL AND SHOULD NOT BE DEEMED FILED OR INCORPORATED BY REFERENCE INTO ANY OTHER FILING BY US UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT WE SPECIFICALLY INCORPORATE THIS REPORT.

The Audit Committee of the Board of Directors in 2017 consisted of Mr. Sorensen, Dr. Jischke, and Mr. Kunz. The Committee’s responsibilities are described in a written charter adopted by the Board of Directors in February 2003, and revised and updated in May 2017. The charter is available on our website at www.wabashnational.com or by writing to us at Wabash National Corporation, Attention: Corporate Secretary, P.O. Box 6129, Lafayette, Indiana 47903.

As part of its ongoing activities, the Audit Committee has:

•	Reviewed and discussed with management our audited consolidated financial statements for the year ended December 31, 2017;

•	Discussed with Ernst & Young, our independent auditors for 2017, the matters required to be discussed by Statement on Auditing Standards No. 1301, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board; and

•	Received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors their independence.

On the basis of these reviews and discussions, the Audit Committee recommended that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.

AUDIT COMMITTEE

Scott K. Sorensen
Martin C. Jischke
John E. Kunz

General Matters

Availability of Certain Documents

A copy of our 2017 Annual Report on Form 10-K is posted with this Proxy Statement. You also may obtain additional copies without charge and without the exhibits by writing to: Wabash National Corporation, Attention: Corporate Secretary, P.O. Box 6129, Lafayette, Indiana 47903. These documents also are available through our website at www.wabashnational.com.

The charters for our Audit, Compensation, and Nominating and Corporate Governance Committees, as well as our Corporate Governance Guidelines and our Codes of Business Conduct and Ethics, are available on the Corporate Governance page of the Investor Relations section of our website at www.wabashnational.com and are available in print without charge by writing to: Wabash National Corporation, Attention: Corporate Secretary, P.O. Box 6129, Lafayette, Indiana 47903.

Stockholder Proposals and Nominations

Stockholder Proposals for Inclusion in 2019 Proxy Statement.  To be eligible for inclusion in the proxy statement for our 2019 Annual Meeting, stockholder proposals must be received by the Company’s Corporate Secretary no later than the close of business on December 5, 2018. However, if the date of the 2019 Annual Meeting has changed by more than 30 days from the date of the 2018 Annual Meeting indicated herein, then stockholder proposals must be received a reasonable time before the Company begins to print and send its proxy materials for the 2018 Annual Meeting. Proposals should be sent to Wabash National Corporation, Attention: Corporate Secretary, 1000 Sagamore Parkway South, Lafayette, Indiana 47905 and follow the procedures required by Rule 14a-8 of the Securities Exchange Act of 1934.

Stockholder Director Nominations and other Stockholder Proposals for Presentation at the 2019 Annual Meeting.  Under our Bylaws, written notice of stockholder nominations to the Board of Directors and any other business proposed by a stockholder that is not to be included in our proxy statement must be delivered to the Company’s Corporate Secretary not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, any stockholder who wishes to have a nomination or other business considered at the 2019 Annual Meeting must deliver a written notice (containing the information specified in our Bylaws regarding the stockholder, the nominee and the proposed action, as appropriate) to the Company’s Corporate Secretary between January 16, 2019 and February 15, 2019. However, if the date of the 2019 Annual Meeting is more than 30 days before or after the first anniversary of the 2018 Annual Meeting, any stockholder who wishes to have a nomination or other business considered at the 2019 Annual Meeting must deliver written notice (containing the information specified in our Bylaws regarding the stockholder, the nominee and the proposed action, as appropriate) to the Company’s Corporate Secretary not earlier than 120 days prior to such Annual Meeting and not later than the later of the 90th day prior to such Annual Meeting or the tenth day following the public announcement of such Annual Meeting. SEC rules permit management to vote proxies in its discretion with respect to such matters if we advise stockholders how management intends to vote. A nomination or other proposal will be disregarded if it does not comply with the above procedure and any additional requirements set forth in our Bylaws. Please note that these requirements are separate from the SEC’s requirements to have your proposal included in our proxy materials.

Householding of Proxy Materials

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker. This practice of sending only one copy of proxy materials is called “householding” and this practice saves us money in printing and distribution costs and reduces the environmental impact of our Annual Meeting. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

Directions to the Annual Meeting

Directions to the 2018 Annual Meeting of Stockholders, to be held at the Wabash National Corporation Ehrlich Innovation Center, located at 3233 Kossuth Street, Lafayette, Indiana 47904, are set forth below:

Directions from Indianapolis and other points south of Lafayette:

Take I-65 North toward Chicago to Lafayette Exit 172. Turn left (West) on St. Rd. 26 to U.S. 52. Turn left (South) on U.S. 52, drive approximately 1/2 mile to Kossuth Street. Turn right (West) on Kossuth Street. Drive approximately 1/10 mile; 3233 Kossuth Street (the Wabash National Corporation Ehrlich Innovation Center) will be on the left (South) side of the street.

Directions from Chicago and other points north of Lafayette:

Take I-65 South to Lafayette Exit 172. Turn right (West) on St. Rd. 26 to U.S. 52. Turn left (South) on U.S. 52, drive approximately 1/2 mile to Kossuth Street. Turn right (West) on Kossuth Street. Drive approximately 1/10 mile; 3233 Kossuth Street (the Wabash National Corporation Ehrlich Innovation Center) will be on the left (South) side of the street.

Other Matters

As of the date of this Proxy Statement, the Board of Directors does not intend to present at the Annual Meeting any matters other than those described in this Proxy Statement and does not know of any matters that will be presented by other parties. If any other matter is properly brought before the meeting for action by the stockholders, proxies in the enclosed form returned to Wabash National will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

By Order of the Board of Directors

/s/ M. KRISTIN GLAZNER
M. KRISTIN GLAZNER
Vice President, Human Resources and
April 6, 2018	Legal Administration & Secretary

*** Exercise Your Right to Vote ***Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 16, 2018 R1.0.1.17 WABASH NATIONAL CORPORATIONWABASH NATIONAL CORPORATION ATTN: LEGAL/CORPORATE SECRETARY 1000 SAGAMORE PARKWAY S. LAFAYETTE, IN 47905 Meeting InformationMeeting Type: Annual<mtgtype>MeetingFor holders as of: March<ecdate>20,2018Date: May 16, 2018Time: 10:00<mtgtime>AMEDTLocation: Wabash National CorporationEhrlich Innovation Center3233 Kossuth StreetLafayette IN 47904You are receiving this communication because you hold shares in the above named company.This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).We encourage you to access and review all of the important information contained in the proxy materials before voting. 1 _ 0000372807 See the reverse side of this notice to obtain proxy materials and voting instructions. R1.0.1.172 _ 0000372807

Before You VoteHow to Access the Proxy MaterialsProxy Materials Available to VIEW or RECEIVE:1. Combined Proxy Statement and 10-kHow to View Online:Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.How to Request and Receive a PAPER or E-MAIL Copy:If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:1)BY INTERNET: www.proxyvote.com 2)BY TELEPHONE: 1-800-579-1639 3)BY E-MAIL*: sendmaterial@proxyvote.com *If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked (located on the following page) in the subject line. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 02, 2018 to facilitate timely delivery.How To VotePlease Choose One of the Following Voting MethodsVote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions.Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. R1.0.1.173 _ 0000372807

Voting itemsThe Board of Directors recommends you vote FOR the following:1.Election of Directors Nominees 1a. Richard J. Giromini1b. Dr. Martin C. Jischke1c. John G. Boss1d. John E. Kunz1e. Larry J. Magee1f. Ann D. Murtlow1g. Scott K. Sorensen1h. Brent L. YeagyThe Board of Directors recommends you vote FOR proposals 2 and 3.2To hold an advisory vote on the compensation of our executive officers. 3.To ratify the appointment of Ernst & Young LLP as Wabash National Corporation's independent registered public accounting firm for the year ending December 31, 2018. NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

0000372807_4 R1.0.1.17

WABASH NATIONAL CORPORATION ATTN: LEGAL/CORPORATE SECRETARY 1000 SAGAMORE PARKWAY S. LAFAYETTE, IN 47905 VOTE BY INTERNET - www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.DETACH AND RETURN THIS PORTION ONLY R1.0.1.17 TheBoard of Directors recommends you vote FORthefollowing:1.Election of DirectorsNomineesForAgainstAbstain1a.Richard J. Giromini0001b.Dr. Martin C. Jischke0001c.John G. Boss0001d.John E. Kunz0001e.Larry J. Magee0001f.Ann D. Murtlow0001g.Scott K. Sorensen0001h.Brent L. Yeagy000For address change/comments, mark here.0(see reverse for instructions) The Board of Directors recommends you vote FOR proposals 2 and 3.2To hold an advisory vote on the compensation of our executive officers. 3.To ratify the appointment of Ernst & Young LLP as Wabash National Corporation's independent registered public accounting firm for the year ending December 31, 2018. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. ForAgainst Abstain000000 1 _ 0000372808 Please sign exactly as your name(s) appear(s) on Proxy. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX]DateSignature (Joint Owners)Date

WABASH NATIONAL CORPORATIONANNUAL MEETING OF STOCKHOLDERSWednesday, May 16, 2018 10:00 a. m., EDTWabash National CorporationEhrlich Innovation Center3233 Kossuth StreetLafayette, Indiana 47904Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Proxy Statement and 10-k are available at www.proxyvote.com R1.0.1.172 _ 0000372808 WABASH NATIONAL CORPORATIONAnnual Meeting of StockholdersMay 16, 2018 10:00 AM EDTThis proxy is solicited by the Board of Directors for use at the Annual Meeting on May 16, 2018.The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.If no choice is specified, the proxy will be voted "FOR" Proposals 1, 2 and 3.By signing the proxy, you revoke all prior proxies and appoint Martin C. Jischke and Larry J. Magee, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.Address change/comments:(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side